U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(g) of the Securities Exchange Act of 1934

KIBUSH CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	57-1218088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o McGee Law Firm LLC

5635 N Scottsdale Rd. Suite 170

Scottsdale, AZ 85250

(Address of principal executive offices)

+61398464288

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:
None

Securities registered pursuant to Section 12(g) of the Exchange Act:
Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller Reporting Company [X]

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Forward-Looking Statements

Forward-looking statements reflect the current view about future events. When used in this Form 10, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this Form 10 relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions; decreased demand for our products and services; market acceptance of our products and services; the impact of any infringement actions or other litigation brought against us; competition from other companies; our ability to develop our and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry and our operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 1. Description of Business.

Overview

Kibush Capital Corporation (“we”, “us”, “our”, the “Company” or the “Registrant”) was incorporated in the State of Nevada on January 5, 2005 under the name Premier Platform Holding Company, Inc. The Company changed its name to Paolo Nevada Enterprises, Inc. on February 4, 2005. On August 18, 2006, the Company completed a merger with Premier Platform Holding Company, Inc., a Colorado corporation, where Paolo Nevada Enterprises, Inc. was the surviving entity. On November 1, 2006, the Company changed its name to the David Loren Corporation. On August 23, 2013, the Company changed to its current name, Kibush Capital Corporation.

Upon inception, Premier Platform Holding Company Inc. rented, sold and serviced Aerial lift equipment within a 100-mile radius of Atlanta, Georgia and at the time was one of the largest independent aerial lift company in the Southeast.

The Company, as Paolo Nevada Enterprises, Inc., commenced operations in February 2005 as a finished leather product manufacturer with subsidiary companies in Slovenia. The Company produced purses, handbags briefcases and other leather accessories in Europe which utilized quality European leather, design and workmanship. This operation continued through January 11, 2006.

Thereafter, as the David Loren Corporation, the Company, engaged in the design, production and wholesale merchandising of quality women’s and men’s apparel, and home furnishings to major department stores, mass merchants, specialty chains and direct-to-consumer merchants. Headquartered in North Palm Beach, Florida, the Company has designed and produced private label products and six distinct product lines that include David Loren Collection, David Loren Dress, David Loren Beverly Hills, David Loren Studio, David Loren Homme for men, and the David Loren Home Collection. Each brand has differentiated itself by its own distinctive styling, pricing strategy, distribution channel, and target consumer. The Company has contracted for the manufacture of its product lines through both foreign and domestic manufacturers. This line of business continued through February of 2013.

On January 30, 2012, the Company formed a new wholly owned subsidiary, Javathyme, Inc. in the State of Florida for the purpose of distributing, marketing, and acting as sales agent for The Bean Coffee Company products. The coffee distribution under Javathyme continued until September 30, 2013.

On July 5, 2013, More Superannuation Fund, an Australian entity (“Buyer”), obtained control of the Company from Beachwood Capital, LLC, a Nevada limited liability company (“Beachwood”) through acquisition of 67,163,048 shares of our common stock and 3,000,0000 shares of our Series A preferred stock (the “Preferred Stock”) pursuant to the Stock Purchase Agreement between Buyer and Beachwood dated June 20, 2013. Buyer purchased all the shares of common stock and the Preferred Stock from Beachwood Capital, totaling 53% of the outstanding Common Shares and 100% of the outstanding Series A Preferred Shares. The purchase price for the shares was $100,000. As a result of this change in control, the current sole officer and director of the Company is Warren Sheppard.

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On August 23, 2013, the Company changed its name to Kibush Capital Corporation.

On October 15, 2013, the Company completed the acquisition of 80% of the common stock of Instacash Pty Ltd., a micro-lender licensed in Australia (“Instacash”), for a purchase price of $500,000 payable by a $500,000 promissory note. In order to focus solely on its mining investments, Instacash was sold back to Hancore Pty Ltd., the holder of the $500,000 promissory note, on or about February 28, 2015 in exchange for cancellation of the $500,000 promissory note and accrued interest. For the fiscal year ended September 30, 2014, Instacash had no revenues, $396,493 in assets and $429,270 in liabilities. For the interim period ended March 31, 2015, Instacash had no revenue and was no longer a subsidiary of the Company at the end of the interim period.

On February 14, 2014, we entered into an Assignment and Bill of Sale with Five Arrows Limited (“Five Arrows”) pursuant to which Five Arrows agreed to assign to the Company its interest in the Koranga Joint Venture (defined below), all of its right, title and interest in two 50 ton per hour trammels, one 35 ton excavator, a warehouse/office, a concrete processing apron and four 35 ton per hour particle concentrators which may be utilized for alluvial mining. In consideration therefor, the Company issued 40,000,000 shares of its common stock to Five Arrows. The “Koranga Joint Venture” is a contractual arrangement and partnership with the landowners and holders of of Mining Leases ML296-301 and ML278 covering approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for gold exploration whereby the Company is entitled to 70% of net profits and the landowners are entitled to 30% of the net profits. Since the Koranga Joint Venture was between Five Arrows and the owners of the mining properties covered by that agreement, the Company re-execute the joint venture agreement directly with the landowners on February 28, 2014. On December 12, 2014, the Company and landowners entered into a Tribute Agreement with the government of Papua New Guinea which requires the landowners and the Company to each contribute 1% from their share of net profits to a trust account for landowners and government requirements. For the period ending September 30, 2014 we have incurred expenditures of $208,512 on the Koranga Joint Venture, primarily spent on exploration activities. From October 1, 2014 through to March 31, 2015 we have made expenditures of 161,147 Kina, approximately $60,548 on capital equipment and further exploration costs.

The Company’s acquisition of the Koranga Joint Venture and related assets were booked at the carrying cost from Five Arrows based upon the guidance of ASC 805-50-30, as this transaction was between entities under common control. Moreover, we felt that the joint venture did not meet the criteria of ASC 323-10 investments in joint ventures based on the structure and rights of the agreements. Furthermore, based on the exceptions in ASC 810-10-15-17 we felt the transaction met requirements of not having to record the acquired mining leases as variable interest entities.

On May 26, 2014, the Company and Vincent Appo formed Aqua Mining Limited, a Papua New Guinea limited company (“Aqua Mining”), with the Company acquiring 49% of the common stock of Aqua Mining and Mr. Appo acquiring 51% of the common stock of Aqua Mining. For the fiscal year ended September 30, 2014, Aqua Mining had no revenues, $18,565 in assets and $91,872 in liabilities. For the interim period ended March 31, 2015, Aqua Mining had no revenues, $46,755 in assets and $215,003 in liabilities.

On March 23, 2015, the Company increased its ownership in Aqua Mining PNG Limited from 49% to 90% in exchange for assignment of the Company’s entire interest in the Koranga Joint Venture to Aqua Mining. Now, Aqua Mining will manage and carry out the exploration at the site, including entering into contracts with third parties and subcontractors (giving priority to the Leaseholders and their relatives and the local community for employment opportunities and spin-off business) at its cost, and all assets, including equipment and structures built on the site, will be the property of the Company. The Leaseholders and Aqua Mining will each contribute 1% from their share of net profits to a trust account for landowner and government requirements.

The Company acquired control of Angel Jade Pty Ltd., an Australian limited company (“Angel Jade”) through a series of transactions as follows: In October 2014, the Company negotiated the acquisition of a 50% interest in Angel Jade (which was 90,000,000 shares of common stock) from Five Arrows Limited in exchange for 14,000,000 shares of our common stock. However, this agreement was not formalized until December 10, 2014. On October 9, 2014, the Company acquired 3,673,470 shares of newly issued common stock of Angel Jade in exchange for $17,170 ($19,584 AUD). These two transactions combined were intended to provided Kibush Capital with exactly 51% of the common stock of Angel Jade and control of the that company. On November 6, 2014, the Company further increased its ownership of Angel Jade by purchasing an additional 45,918,300 shares of common stock directly from Angel Jade for $215,994 ($250,000 AUD) and by purchasing 18,367,350 share of common stock from Alexander King/Laima Trust for $86,398 ($100,000 AUD). The Company now owns approximately 70% share of the issued and outstanding shares of Angel Jade’s common stock which totals 229,591,770 shares. For the fiscal year ended September 30, 2014, Angel Jade had no revenues, $13,906 in assets and no liabilities. For the interim period ended March 31, 2015, Angel Jade had no revenues, $179,075 in assets and $397 in liabilities.

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

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Our independent auditor has expressed substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to commence a commercially viable business venture and to achieve profitability.

Our Business

Our business is comprised of mining exploration activities through our subsidiaries Aqua Mining and Angel Jade. Our primary office is located at 7 Sarah Crescent, Templestowe, Victoria 3106, Australia. The company is an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of our properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Koranga Joint Venture

The Koranga Joint Venture involves a mining leases that, between 2008 and 2011, had produced a total of 55,300 cubic meters of mined material which was processed to extract 51,000 grams of gold – raw weight (approximately 31kg pure gold) over the three years of mining activities. Gold production in 2010 averaged 1.97kg per month and in 2011 averaged 2.26kg per month. The overall raw gold grade is 0.92g per cubic meter. Pure gold grade is 0.55g per cubic meter. The Company is currently in the exploration stage for this property. If and when successful, the Company may endeavor to undertake additional joint ventures on neighboring leaseholds (8 leaseholds border the area) to capitalize on the infrastructure and equipment we may install at Koranga.

We entered into a memorandum of understanding, dated May 1, 2014 with New Guinea Gold Corporation, for the purchase of New Guinea Gold Ltd., which was terminated by us on May 24, 2014 prior to commencing any transactions contemplated in connection therewith. The Company has no continuing obligations as a result of such termination.

Aqua Mining

Aqua Mining is currently in the exploration stage. Aqua Mining was formed by the Company and Vincent Appo to undertake certain opportunities that exist within the mining sector of the economy of Papua New Guinea. Vincent Appo, our director of Aqua Mining, has extensive experience and knowledge in this sector and has over the years assembled a vast network of contacts and contractors that will assist the company in their managerial and operational endeavors. From the outset the company is negotiating over 2 mine sites for further exploration.

Aqua Mining in the past six months has negotiated and finalized with landowners in the WAU area of PNG, Joint Ventures to conduct mineral exploration activities. These Joint Venture Agreements will form the basis of applications to the Mining Resource Authority in PNG for Mining Licenses. As of March 23, 2015, Aqua Mining has taken over the Koranga Joint Venture and has now been accepted by the PNG government as a developer of AML 694-695.

On or about April 8, 2015, the Company commenced exploration of the Alluvial Mining Lease 694/695 via its Subsidiary Aqua Mining PNG Limited. Mr. Vincent Appo, PNG Operations Manager, is overseeing the construction of the required infrastructure which is required for the Company’s exploration activities.

On or about April 16, 2015, the Company announced commencement of a Jorc/43-101 report on the Mining Lease 694/695 and pending Mining Lease 296/301 held by its subsidiary, Aqua Mining PNG Limited.

Ken Unamba, a member of the Advisory Committee has been nominated to oversee this report. Vincent Appo, PNG Operations Manager, has undertaken substantial testing over the past 12 months on both areas and has enough data as a basis for assessment and review. Mr. Unamba will undertake additional surveys and sampling where necessary to provide further data to finalize the report to Kibush Capital.

Angel Jade

The Company owns 70% of the ordinary shares of Angel Jade Pty Ltd, an Australian company. The assets of Angel Jade are comprised of Exploration License 8104, the area covered is 35 km SE of Tamworth, 300 sq. km in size, 250 km from the port of Newcastle, NSW and accessible by sealed road. Nephrite jade occurs in the New England Fold Belt, which extends from northeast New South Wales into southeast Queensland. The target mineral in this tenement is jade, but we will also explore for rhodonite.

Angel Jade has identified a 3 tiered exploitation of jade. The First Tier, finely ground lower quality jade to nano particle sized powder, enabling the jade to release infra-red radiation. These particles can be added to paint, ceramic tiles and to cotton for use in fabrics. The Second Tier, exclusive works of art created by the renowned artist Xie Shen. These carved pieces are typically between 0.5 and 2 tons each, and would be showcased at major Asian Art Galleries. The Third Tier is to establish a premium high end Jade Brand for jewelry and art, to be sold and marketed through respected gallery and jewelry outlets. The current price of jade per kilogram has a spread of $5 to $50 depending on the grade.

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The Market

Angel Jade

Nephrite jade is not a common mineral and occurs in nature very rarely and usually in remote locations, hence its prized status and value. It is currently mined in New Zealand, Pakistan, Canada, Russia and Australia. Climatic concerns limit the amount of mining that can be done in Canada and Russia and political extremism is a threat in Pakistan. New Zealand nephrite whilst generally high grade only occurs under the southern alps and glaciers and is usually only of the green variety and found in isolated small pods in small quantities.

In Australia, nephrite occurs in South Australia near Cowell, in Western Australia near Ninghan in the Murchison region outside of Perth and in New South Wales at the Angel Jade tenements near Tamworth. The Cowell and Ninghan nephrite deposits consist of ‘black’ nephrite mainly and are generally lower grade with small quantities of high-grade commercial saleable material.

The Angel Jade Tamworth occurrences are extensive, ranging along the great NS serpentinite belt of NSW that runs for over 200kms. The nephrite found there ranges in quality and varietal characteristics from classic imperial green, through to blue, black and the much prized ‘mutton fat’ coloration.

Aqua Mining

The primary product is Gold and our market price based on the London Metals Exchange Daily Rate. This rate determines a market price for all material sold within the Refinery Market. Outside of that market competition dictates the price available, and that competition has effectively no difference in the quality of the material as it based on a gold percentage. A higher price can be obtained by selling to the spot traders who can distribute the material at lower volumes to industry consumers.

Marketing and Distribution:

Angel Jade

A four pronged distribution approach for our nephrite (jade) has been developed that target: wholesale building suppliers through industry groups and trade shows, wholesale jewelry suppliers in China and SE Asia, direct marketing to the high end art market in China and the Middle East via brokers and producing material suitable for high tech industrial usage such as substrates and insulators through an industry based online campaign targeting research universities, R&D facilities and allied scientific suppliers.

Aqua Mining

As the principal material is gold, the options are to sell either to a refinery and be paid the daily spot rate, or to sell to the jewelry wholesale market. Both of these options exist internally within PNG however the wholesale market is quite small. There are several options when the material is exported from PNG, again it could be to any refinery within the region and that rate again would be the daily spot rate. The wholesale market outside the country would be significant and there are many opportunities within Australia to sell at a higher than spot rate to that market. There may also be parties that would take up the material on a contractual basis.

Competition

The mining industry is acutely competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of exploration stage properties or properties containing gold, jade and other mineral reserves. Many of these companies have greater financial resources, operational experience and technical capabilities than us. It is our goal to find under valued properties and team up with local joint venture partners to streamline our time to market and costs. In PNG in particular we are finding a number of such properties, as the enforcement of the Mining Act has forced traditional landowners to comply with the relevant requirements of the act. Their ability to do so is limited as they do not have the financial, or management resources to comply.

Raw Materials, Principal Suppliers and Customers

Angel Jade

We are not dependent on any principal suppliers and our raw materials are produced principally through our own mining activities. Our principal customers for our mining activities are wholesale markers in China, SE Asia and the Middle East. A customer base is yet to be established but that will occur over the next 12 months.

Aqua Mining

We are not dependent on any principal suppliers and our raw materials are produced principally through our own mining activities. Our principal customers for our mining activities are Refineries based in PNG. A wholesale customer base is yet to be established but that will occur over the next 12 months, after the company received the appropriate export licenses from the PNG government.

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Intellectual Property

Angel Jade

IP is not a large part of the jade business model as we are selling a not unique material through mainly conventional channels. A brand may yet be developed if that will enhance value adding in the supply chain.

Aqua Mining

IP is not a large part of the jade business model as we are selling a not unique material through mainly conventional channels. A brand may yet be developed if that will enhance value adding in the supply chain.

Government Regulations

Angel Jade

The mining industry in Australia is governed by Federal Government law but administered by the States. Angel Jade tenements are administered and regulated by the NSW Department of Trade and Industry (DTI). Its principal field office for the mining sector is located in Maitland, approximately 250 kilometers from Tamworth. To maintain the company’s tenements in good order and standing with the DTI, an Annual Report must be lodged every year detailing all works to date and monies expended toward same. An environmental bond is also held by the DTI to ensure compliance and remediation on vacation of the tenement.

Angel Jade currently holds an Exploration License, EL8104, which requires renewal every two years. Current date of renewal is June 30, 2015. Renewal is usually only withheld where there have been serious compliance issues. During the course of the exploration program, the company may elect to apply for one or more mining leases within the boundaries of its EL. This would be subject to satisfactory interpretation of geological data suggesting a commercial mining would be viable and could be established with some certainty.

Aqua Mining

As the 90% owner of Aqua Mining [PNG] Limited, a Papua, New Guinea company, we are required to obtain approval from the Investment Promotion Authority of Papua New Guinea to be recognized as a foreign investor for our mineral exploration joint venture with the Leaseholders of approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea.

On July 24, 2015, we received final approval from the Papua New Guinea Department of Environment and Conservation, the Papua New Guinea Mining Resources Authority and the Mining Advisory Committee. This approval allows for mechanized processing on on land controlled by the Koranga Joint Venture for a period of 20 years and Aqua Mining is the licensed contract miner for a period of 5 years. This AML license is limited to 50,000 tones of processing per year and to a maximum of 5-hectares of mining at any one time. We must report our exploration activities and sales monthly to the Mining Resource Authority and comply with the terms of the agreements with the landowners. The tribute agreement for this land requires contribution of 2% of gross sales over 3 grams of ton and 2% of gross sales when under 5 grams per ton.

Environmental Regulations:

Angel Jade

Environmental issues and compliance are administered by the NSW EPA. The proposed mining activity and processing by Angel Jade will not involve the use of any chemicals, hence the key areas of concern to the EPA will be in the areas of soil erosion, flora and fauna, water monitoring and effective remediation. The EPA can issue non compliance notices that in the case of serious breaches may jeopardize the tenement’s standing. However, this is considered a low risk for this style of mining where no chemicals are utilized and the mining activity is near surface.

Aqua Mining

Under our Alluvial Mining Lease, we must comply with the provisions of the Mining Act pertaining to Environmental requirements. We are subject to applicable environmental legislation including specific site conditions attached to the mining tenements imposed by the PNG Government Department of Environment and Conservation (“DEC”), the terms and conditions of operating licenses issued by the PNG Mineral Resources Authority (“MRA”) and DEC, and the environment permits for water extraction and waste discharge issued by DEC. In the fourth quarter of fiscal 2014, the PNG Parliament approved a name change for the Department of Environment and Conservation to the Conservation Environment Protection Authority and that change has become effective.

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Employees

As of July 24, 2015, the Company has 17 full time employees.

Item 1A. Risk Factors

Risk Related to Our Company and Business

We will require additional funds in the future to achieve our current business strategy and our inability to obtain funding will cause our business to fail.

We will need to raise additional funds through public or private debt or equity sales in order to fund our future business activities. These financings may not be available when needed. Even if these financings are available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to implement our current business plan and as a result, could require us to diminish or suspend our business and possibly cease our existence.

Our independent auditor has expressed substantial doubt as to our our ability to continue as a going concern.

We were an exploration stage mining company. Our independent auditor has expressed substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to commence a commercially viable mining activities and to achieve profitability. Our auditor’s report in our financial statements for the fiscal year ended September 30, 2014 contains a going concern opinion. We had a net loss of $1,635,234 for our year ended September 30, 2014, an accumulated deficit of $1,225,051 as of September 30, 2014 and insufficient cash resources to meet our business objectives. These factors raise substantial doubt about our ability to continue as a going concern. Management continues to actively seek additional sources of capital to fund current and future mining activities. There are no assurances that we will be successful in raising additional capital or successfully develop our business.

We are a development stage company and have generated no revenues to date.

We have generated no revenues to date, and we have nominal assets. Although we were incorporated in 2005, our lack of operating history in our current businesses makes it difficult to evaluate our business. We face all of the risks inherent in a new business with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. Accordingly, we expect to incur substantial operating losses. We cannot assure you that we will be able to generate revenues or profits from our business or that we will be able to generate or sustain profitability in the future.

We expect losses in the future because we have no revenue to offset losses.

As reflected in our financial statements filed in this Form 10, we are in the development stage. We have accumulated a net loss of $11,307,184 since inception. As we have no current revenue, we are expecting losses over the next 12 months because we do not yet have any revenues to offset the expenses associated with the development and implementation of our business plan. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue business activities. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitability.

We do not expect positive cash flow from exploration activities in the near term. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be required to scale back or curtail our mining exploration.

We do not expect positive cash flow from mining exploration in the near term. In particular, additional capital may be required in the event that exploration and completion costs for our properties increase beyond our expectations. We will depend almost exclusively on outside capital to pay for the acquisition and continued exploration of mines. Such outside capital may include the sale of additional stock and/or commercial borrowing. We can provide no assurances that any financing will be successfully completed. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be required to scale back or curtail exploration activities.

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We will require additional funds which we plan to raise through the sales of our common stock.

We anticipate that our current cash will not be sufficient to complete our planned exploration program and acquisition of properties. Subsequent acquisition and exploration activities will require additional funding. Our only present means of funding is through the sale of our common stock and common stock equivalents. The sale of common stock requires favorable market conditions for exploration companies like ours, as well as specific interest in our stock. If we are unable to raise additional funds in the future, our business will need to be curtailed.

The exploration and mining industry is highly competitive.

We face significant competition in our business of exploration and mining, a business in which we will compete with other mineral exploration and development companies for financing and for the acquisition of new properties. Many of the mineral exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mining properties of merit, and they may spend more on extraction and processing for their properties. In addition, they may be able to afford greater geological expertise in the targeting and exploitation of properties. This competition could result in competitors having properties of greater quality and interest to prospective investors who may finance additional mining activities. This competition could adversely impact on our ability to finance further acquisitions and to achieve the financing necessary for us to develop existing properties.

Mining in general involve a high degree of risk, which we may be unable, or may not choose to insure against, making exploration and/or development activities we may pursue subject to potential legal liability for certain claims.

Our business is subject to all of the hazards and risks normally encountered in the exploration of minerals. These include unusual and unexpected geological formations, rock falls, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although we plan to take adequate precautions to minimize these risks, and risks associated with equipment failure or failure of retaining dams which may result in environmental pollution, there can be no assurance that even with our precautions, damage or loss will not occur and that we will not be subject to liability which will have a material adverse effect on our business, results of exploration and financial condition.

Weather interruptions in New Guinea may affect and delay our exploration activities.

The weather is a hot and humid tropical wet and dry climate according to the Köppen climate classification system. Despite being located relatively close to the equator, the area has distinct wet and dry seasons. Wet seasons in Papua New Guinea cover a substantial portion of the year, running from December through March.

We may base our production decision without support from a pre-feasibility or feasibility study of mineral reserves.

The Company may elect to make a decision regarding mineral production without the aid of a pre-feasibility or feasibility study of mineral reserves demonstrating economic feasibility and technical viability. Without a pre-feasibility or feasibility study, there is increased uncertainty and substantially heightened risk of economic and technical failure.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend exploration plans.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment needed to support our exploration plans.

We are completely dependent on the services of our executive officer, Warren Sheppard. If we should lose his services before we are able to engage and retain qualified employees or consultants to execute our business plan, we may not be able to continue with our business.

The Company’s exploration and business strategy are completely dependent upon the knowledge and business contacts of Warren Sheppard, our chief executive officer. We have an employment agreement in place with Mr. Sheppard. However, if he should choose to leave us for any reason before we have hired a suitable replacement, our business may fail.

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Our Chief Executive Officer, through an affiliate, owns a controlling interest in our voting stock. Therefore investors will not have any voice in our management, which could result in decisions adverse to our other stockholders’ interest.

Our Chief Executive Officer beneficially owns or has the right to vote approximately 94.4% of our outstanding common stock, which includes 3,298,503 shares held by More Superannuation Fund (“More”) of which Mr. Sheppard is co-trustee and co-member and shares voting and investment power of the shares held by More, 3,001,702 shares issued by the Company pursuant to Mr. Sheppard’s employment agreement and 50,000,000 shares held by Five Arrows of which Mr. Sheppard is the sole owner. Mr. Sheppard also has shared voting and investment power over 3,000,000 shares of Preferred Stock held by More Superannuation Fund. Each share of Preferred Stock has voting rights to 20 shares of common stock. Mr. Sheppard may also be entitled pursuant to his employment agreement with the Company should the Company have insufficient funds to pay Mr. Sheppard’s salary, to shares of common stock in an amount equal to three times the amount of unpaid base salary and shares in the amount of $150,000 upon the acquisition of a subsidiary or business valued at greater than $1,000,000 as a bonus. As a result, he will have the ability to control substantially all matters submitted to our stockholders for approval including:

●	election of our board of directors;

●	removal of any of our directors;

●	amendment of our Articles of Incorporation or bylaws; and

●	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of his ownership and positions, our director and executive officer is able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our director and executive officer could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in our company may decrease. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Our success is dependent on our ability to realize and process alluvial gold deposits.

We hope to generate revenues from alluvial gold processing from our leased properties located in New Guinea. We cannot guarantee that we will ever be successful in doing this. It is not possible for us to predict the future level of gold processing, if any, or if we will be able to effectuate our business plan. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue exploration.

Our success is dependent on our ability to realize and process alluvial nephrite (jade) deposits.

We hope to generate revenues from alluvial nephrite processing from our leased properties located in Australia. We cannot guarantee that we will ever be successful in doing this. It is not possible for us to predict the future level of nephrite processing, if any, or if we will be able to effectuate our business plan. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue exploration.

We must obtain approval as a foreign investor in New Guinea.

We are required to obtain approval from the Investment Promotion Authority of Papua New Guinea to be recognized as a foreign investor either as a corporation in our own right operating in Papua New Guinea or as a majority shareholder in a Papua New Guinea corporate entity for our joint venture with the Leaseholders of approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for alluvial gold exploration and mining. We are a 90% owner of Aqua Mining [PNG] Limited, a Papua, New Guinea company, for our mining exploration in New Guinea. The appropriate forms have been submitted to the relevant government departments to qualify us as a recognized foreign investor. If we do not obtain approval our joint venture and exploration activities in PNG could be at risk.

Our Exploration License in Australia is subject to current and periodic renewal

Angel Jade currently holds an Exploration License, EL8104, which requires renewal every two years. The current term is through June 30, 2015. The Company submitted its renewal application for EL8104 prior to expiration of the current term. However, the renewal license has not yet been issued to the Company. There is a risk that the government could fail to renew the license, now or upon future renewals, if there are compliance issues or other areas of concern. There is also a risk that the government will fail to approve new mining leases for the Company. Furthermore, any failure by the Company to meet the requirements of the NSW EPA may jeopardize the tenement’s standing.

We must secure additional to the Angel Jade Property in Australian for further exploration

The company has been unable to explore significant portions of Angel Jade’s EL8104 because access agreements have not yet been established with all of the landowners. The Company may need to spend additional money and resources negotiating access agreements with the many land owners within EL8104. Furthermore, the Company may be forced to take legal action to secure its right to access the property for mineral exploration. Failure to secure the necessary access is a risk that could result in significant limitations on the Company’s exploration of EL8104.

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If the price of gold drops, our ability to continue exploration may be adversely affected.

If the London Metal Exchange Spot Price for gold drops, the cost of extraction may not allow sufficient margin to support our mineral exploration and our mining activities for such products would have to be curtailed.

If the price of jade or other minerals drop, our ability to continue exploration of such items may be adversely affected.

If the market price for jade or such other minerals drops, the cost of extraction may not allow sufficient margin to support such exploration and our mining activities for such products would have to be curtailed.

Our mining exploration will be subject to applicable law and government regulation. These laws and regulations could restrict or prohibit our alluvial exploration and processing.

Our mining exploration activities require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits or approvals required for our proposed business subject to the Joint Venture Agreement. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned business activities. If we cannot accomplish these objectives, we will not be able to effectuate our business goals.

We have not completed detailed sampling of minerals nor implemented QA/QC procedures

Although detailed sampling provides the basis for the quality estimate or grade of our mineral discovery, we have not formalized standards procedures for sample collection, sample preparation or analysis. Nor do we have quality assurance/quality control (QA/QC) protocols.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions.

Since our joint venture is located in a third world country, we are subject to additional risks.

The Company is undertaking mining ventures in Papua, New Guinea, a third world country. As such, it is possible that the political environment could become unstable and a foreign mining exploration venture, such as ours, could be adversely affected by government expropriation, the inability to secure needed government permits and cooperation, and a condition not physically safe for foreign laborers or management. If any of these situations would occur, we would have to suspend exploration in New Guinea, which would prevent our mining activities at such location.

RISKS RELATING TO OUR COMMON STOCK

We may in the future issue additional shares of our common stock which may have a dilutive effect on our stockholders.

Our Articles of Incorporation authorizes the issuance of 500,000,000,000 shares of common stock of which 77,399,187 shares of common stock are issued and outstanding as of July 24, 2015. The future issuance of our common stock and/or preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock. In addition, 1,050,000 shares are issuable upon the conversion of a convertible debenture, assuming a conversion price of $0.30 which represents a conversion price of 50% of the average closing bid price of our common stock for the 10 business days prior to the conversion date to our sole director and officer, Warren Sheppard. Also, pursuant to his employment agreement with the Company, should the Company have insufficient funds to pay Mr. Sheppard’s salary, Mr. Sheppard is entitled to be paid in shares of common stock of the Company in an amount equal to three times the amount of unpaid base salary and shall be entitled to a bonus to be paid in shares of common stock in the amount equal to $150,000 upon the acquisition of a subsidiary or business valued at greater than $1,000,000. Such stock issuances will cause stockholders’ interests in our company to be diluted. Such dilution will negatively affect the value of investors’ shares. Other than as disclosed, we currently have no plans, arrangements or understandings to issue additional shares of common stock.

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We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorizes us to issue up to 50,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Series A Preferred Stock and 3,000,000 shares of Series A Preferred stock are issued and outstanding as of July 17, 2014. Our board of directors will have the authority to fix and determine the relative rights and preferences of preferred stock, as well as the authority to issue such shares, without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interest in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, such as our Series A Preferred Stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders. Other than as disclosed, we currently have no plans, arrangements or understandings to issue additional shares of common stock.

Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

Because we do not intend to pay any cash dividends on our shares of common stock, our shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

We may be exposed to potential risks resulting from requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

If we become registered with the SEC, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will be higher if our business volume and activity increases. As a result, we may not have sufficient funds to grow our business.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and

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We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Since we have elected under Section 107 of the JOBS Act to use the extended transition period with respect to complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with public company effective dates making it more difficult for an investor to compare our results with other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 102(b)(2)(B) of the Act for complying with new or revised accounting standards. In other words, as an emerging growth company we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Our common stock is considered penny stock.

Our common stock is classified as a penny stock, which is quoted on the OTCMarket. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock. In addition, the “penny stock” rules adopted by the Securities and Exchange Commission subject the sale of the shares of the common stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission’s rules may result in the limitation of the number of potential purchasers of the shares of the common stock. In addition, the additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market of the Company’s common stock.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements contained in this Form 10, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of our company and the products and services we expect to offer and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also forward-looking statements which involve risks and uncertainties and assumptions. Because forward-looking statements are inherently subject to risks and uncertainties, our actual results may differ materially from the results discussed in the forward-looking statements. The following discussion and analysis of financial condition and results of operations of the Company is based upon, and should be read in conjunction with, the audited financial statements and related notes elsewhere in this Form 10.

Overview

Until 2013 we were engaged in the design, production and wholesale merchandising of quality women’s and men’s apparel, and home furnishings. Since then our business activities are conducted through our wholly-owned subsidiaries. Our business consists of a jade exploration venture in Australia and an gold exploration venture in Papua, New Guinea.

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We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Plan of Operations

The Company’s current strategy is to engage in mining activities. We are currently focused on building its management team. The Company hopes to undertake a number of additional mining projects so the cost of the team could be amortized over a number of cost centers. We believe that this team would enable the Company to consider exploration in various geographical locations in addition to Papua New Guinea. For example, there are a number of projects that we have identified that would flow from our involvement in our mining joint venture in Papua New Guinea. Under the terms of our joint venture we are able to supply food, clothing, housing and medical supplies which we would hope to be able to service not only our requirements in the region but to expand and supply other markets within that region. We believe that there may be other opportunities that would evolve from our presence in Papua, New Guinea if we have an infrastructure to capitalize on those opportunities. We currently believe that we will need $2,000,000 over the next 12 months to develop plans for our business.

We have commenced taking sellable samples from the area covered by the Angel Jade License. This material need to be graded and from that we will be preparing web sites to show potential customers the quality and quantity that is available. We have identified possible customers in Asia and will be making the appropriate representations to them on the available material.

Results of Operations

For the year ended September 30, 2014 and September 30, 2013, plus the interim period ended March 31, 2015

Revenues

The Company had no revenue for the years ended September 30, 2014 and September 30, 2013. The Company had no revenue for the interim period ended March 31, 2015. Revenue from all prior years was written off by the Company.

Operating expenses

The Company had operating expenses of $818,588 for the year ended September 30, 2014 consisting of general and administrative expenses, as compared with operating expenses of $125,230 for the year ended September 30, 2013 consisting of research and development of $31,408 and general and administrative expenses of $93,822. The increase of $693,358 was attributable in part to the establishment of our mining license in PNG and additional administrative expense. The Company had operating expenses of $215,538 for the six months ended March 31, 2015 consisting of general and administrative expenses, as compared with operating expenses of $321,239 for the six months ended March 31, 2014 consisting of general and administrative expenses.

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Net Loss

The Company had a net operating loss of $1,635,234 for the year ended September 30, 2014 compared with a net operating loss of $51,858 for the one-year period ended September 30, 2013. The increase of $1,583,376 was primarily attributable to the establishment of our mining license in PNG and additional administrative and interest expense. The Company had a net operating loss of $701,447 for the 6 months ended March 31, 2015 as compared to $321,996 for the 6 months ended March 31, 2014. This increase was primarily due a change in value of derivative liabilities during the 6 months ended March 31, 2015.

Operating Activities

Net cash used in operating activities was $193,239 for the year ended September 30, 2014 compared to net cash used in operating activities of $28,622 for the year ended September 30, 2013. The increase of $164,617 was a result mainly from in part to the establishment of our mining license in PNG and additional administrative expense. Our net cash increase from operating activities for the 6 months ended March 31, 2015 was $69,821.

Investing Activities

Net cash used in investing activities was $92,586 for the year ended September 30, 2014 compared to $0 for the year ended September 30, 2013. This increase resulted from the acquisition of Instacash which is no longer operated by the Company. Our net cash used in investing activities for the 6 months ended March 31, 2015 was $78,476.

Financing Activities

Net cash provided by financing activities was $339,920 for the year ended September 30, 2014 compared to $22,255 for the year ended September 30, 2013. The increase of $317,665 was mainly due to general expenditures. Net cash provided by financing activities was $6,719,383 for the period from inception through September 30, 2014, which was mainly from the issuance of common stock and proceeds from the issuance of convertible notes payable. During the 6 months ended March 31, 2015, the Company cash was reduced by $98,996 due to financing activities.

Liquidity and Capital Resources

As of September 30, 2014, the Company had total current assets of $196,280 and total current liabilities of $1,745,730 resulting in a working capital deficit of $1,549,450. As of December 31, 2013, the Company had total current assets of $1,035 and total current liabilities of $93,327 resulting in a working capital deficit of $91,292. The increase in working capital deficit arose mainly due to increase in loans owing to related parties, who provided advances to the Company for working capital purposes. The Company had cash of $110,152 and $1,035 as of September 30, 2014 and 2013, respectively. The Company had cash of $2,502 as of March 31, 2015. The Company intends to fund its exploration through the sale of its equity securities. However, there can be no assurance that the Company will be successful doing so. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. We currently believe that the Company will need approximately $2,000,000 over the next 12 months to implement our desired expansion of mining activities.

Going Concern

The Company is in the development stage and has insufficient revenues to cover its operating costs. As of September 30, 2014, the Company had an accumulated deficit of $10,225,051 and a working capital deficiency and insufficient cash resources to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

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Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and the results of operations are based upon the consolidated financial statements included in this Form 10 and the data used to prepare them. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and management is required to make judgments, estimates and assumptions in the course of such preparation. The Summary of Significant Accounting Policies included with the consolidated financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. On an ongoing basis, the Company re-evaluates its judgments, estimates and assumptions, including those related to revenue recognition, product warranties, accounts receivable and allowance for doubtful accounts, valuation of inventories, income taxes and valuation allowance on deferred tax assets, and share based compensation. The Company bases its judgment and estimates on historical experience, knowledge of current conditions, and its beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions or conditions. Management has identified the following as the Company’s critical accounting policies:

Goodwill

Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired, including intangible assets, and liabilities assumed at the acquisition date, estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

Goodwill is not amortized, instead it is tested for impairment annually by applying fair value based tests or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The goodwill impairment test consists of a two-step process. In step one the estimated fair value of a reporting unit is compared to its carrying value. Step two is required only if the estimated fair value is less than the carrying value. In step two the actual amount of the goodwill impairment is calculated by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value is determined in the same manner as the amount of goodwill recognized in a business combination.

Beneficial Conversion Features of Debentures

In accordance with FASB ASC 470-20, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, we recognize the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert his debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to us. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of debentures and related accruing interest is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of service has occurred, the sales price is fixed or determinable and collectability is reasonably assured.

Non-Controlling Interests

A non-controlling interest in a subsidiary is an ownership interest in a consolidated entity that is reported as equity in the consolidated financial statements and separate from the Company’s equity. In addition, net income/(loss) attributable to non-controlling interests is reported separately from net income attributable to the Company in the consolidated financial statements. The Company’s consolidated statements present the full amount of assets, liabilities, income and expenses of all of our consolidated subsidiaries, with a partially offsetting amount shown in non-controlling interests for the portion of these assets and liabilities that are not controlled by us.

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Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Future tax benefits are subject to a valuation allowance when management is unable to conclude that its deferred tax assets will more likely than not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers both positive and negative evidence and tax planning strategies in making this assessment.

The Company considers all tax positions recognized in the consolidated financial statements for the likelihood of realization. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amounts of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above, if any, would be reflected as unrecognized tax benefits, as applicable, in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits as a component of the provision for income taxes in the consolidated statements of operations.

Loss per Share

The Company computes net loss per share in accordance with ASC 260, “Earnings Per Share” ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise convertible promissory notes.

Unconsolidated Joint Ventures

Investments in associated companies over which the Company has the ability to exercise significant influence are accounted for under the consolidation method, after appropriate adjustments for intercompany profits and dividends.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” It requires an acquirer to recognize, at the acquisition date, the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their full fair values as of that date. In a business combination achieved in stages (step acquisitions), the acquirer will be required to re-measure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings. The acquisition-related transaction and restructuring costs will no longer be included as part of the capitalized cost of the acquired entity but will be required to be accounted for separately in accordance with applicable generally accepted accounting principles. U.S. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

A non-controlling interest in a subsidiary is an ownership interest in a consolidated entity that is reported as equity in the consolidated financial statements and separate from the Company’s equity. In addition, net income/(loss) attributable to non-controlling interests is reported separately from net income attributable to the Company in the consolidated financial statements. The Company’s consolidated statements present the full amount of assets, liabilities, income and expenses of all of our consolidated subsidiaries, with a partially offsetting amount shown in non-controlling interests for the portion of these assets and liabilities that are not controlled by us.

For our investments in affiliated entities that are included in the consolidation, the excess cost over underlying fair value of net assets is referred to as goodwill and reported separately as “Goodwill” in our accompanying consolidated balance sheets. Goodwill may only arise where consideration has been paid.

Investments in unconsolidated joint ventures are accounted for under the equity method of accounting. Under the equity method, we recognize our proportionate share of earnings and losses earned by the joint venture. As of September 30, 2014, our ownership interest in the Koranga Joint Venture was 70% and our ownership interest in the Aqua Mining joint venture was 49%. During the interim period ended March 31, 2015, the Company increased its ownership in Aqua Mining from 49% to 90% and decreased to 0% its direct ownership in the Koranga Joint Venture. In determining whether or not we must consolidate joint ventures where we are the managing member of the joint venture, we assess whether the other partners have specific rights to overcome the presumption of control by us as the manager of the joint venture. In most cases, the presumption is overcome because the joint venture agreements require that both partners agree on establishing the significant operating and capital decisions of the partnership, including budgets, in the ordinary course of business. The evaluation of whether or not we control a venture can require significant judgment. In accordance with ASC 323-10, “Investments - Equity Method and Joint Ventures - Overall”, we assess our investments in unconsolidated joint ventures for recoverability, and if it is determined that a loss in value of the investment below its carrying amount is other than temporary, we write down the investment to its fair value. We evaluate our equity investments for impairment based on the joint venture’s projected cash flows. This process requires significant management judgment and estimates. We had a significate write-down with regard to our Instacash subsidiary in September of 2014. The total amount of that write-down was $107,353.

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Item 3. Properties

The Company does not lease any properties or facilities, other than our U.S. office space described below. We own a building consisting of 1,200 square feet of office and warehouse space on property owned by James Koitamara, a member of the Kornaga Joint Venture, located on mining lease ML297 in New Guinea. The building and other personal property was assigned to us by Five Arrows pursuant to the Assignment Agreement attached as Exhibit 10.5. The Company utilizes office space from its corporate counsel for $225 per quarter, this space is physically located at 5635 N. Scottsdale Road, Suite 170, Scottsdale, AZ 85250. Management has determined that this arrangement is adequate for its current and immediate foreseeable operating needs.

1. The Koranga Joint Venture properties located in Papua, New Guinea:

Description and Location of the Leases

The Company does not own or lease any of the mining properties directly and we have no right to directly acquire a lease or license for the Koranga properties. Rather the company has a contractual relationship with the landowners who were given their respective properties by the Papua, New Guinea government from 1966 to 1968. Through these this contractual relationship (i.e., the Koranga Joint Venture) the Company has the right to manage and finance the exploration of each mining lease and the Company is approved by the PNG government, via a mining license, as the contract miner for the properties covered by the license. As part of the Koranga Joint Venture, the Company is entitled to 70% of the net profits from mineral exploration and any production. The mining licenses included in the Koranga Joint Venture are: ML296, ML297, ML298, ML299, ML300 and ML301. Although the Company does not directly own or directly lease these mining properties, it does have contractual rights and governmental permits which allow the Company to conduct mining exploration on the properties. These contractual relationships, coupled with the government permits, are substantially similar to a mining lease. Therefore, we have treated these contracts, including the Koranga Joint Venture, as lease agreements from an accounting prospective.

Our conversion application for Mining Lease Nos. ML 296 through ML 301 was approved on July 24, 2015. The permit requires payment of K6440.96 (approximately $2,329 U.S. Dollars) within 30 days. This fee is comprised of a Security Deposit, a Tribute Agreement Fee, and rent through July 23, 2015. Furthermore, the permit holder must carry out works associated with the mining activity in accordance with the plans and specifications in the environment permit. Such requirements include nominal monetary payments, development of an environmental management plan, a waste management plan, water extraction plan, monitoring and reporting.

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Exploration History

The historic alluvial mining activities for the Koranga leases was previously undertaken by New Guinea Gold Ltd. from 1935 to 1942, by Koranga Aluvial Mining Ltd. from 1943 to 1944, and by Koranga Westland Ltd. from 2008 to 2011. Koranga Westland Ltd.’s results were follows:

The results were produced by utilizing day and night shifts each day. Available production data collected over two years shows the following:

1. An average of 75 cubic meters of materials was processed per shift. However, records from Koranga Westland Ltd. show that without breakdowns, 130-50 cubic meters could be processed in a shift period.

2. The gold grade of the material ranges between 0.1g and 5 grams per cubic meter and averages around 0.6grams per cubic meter. Raw weight is around 0.92grams per cubic meter.

3. Fineness of the alluvial gold from the lease area is between 58% and 65%, and at times higher.

4. A total of 55,300 cubic meters of mined material was processed to extract 51,000 grams of gold – raw weight (approximately 31kg pure gold) over the two years of mining activities, during the period from 2008 to 2011.

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5. The mined material is comprised both of conglomerates and interbedded conglomerate, siltstone, sandstone and mudstones.

6. The mined material was rare to weakly lithified, free digging, poorly consolidated with rock clasts dislodging easily.

7. Only sluice boxes were used to capture the concentrates. The recovery was 80% during the period from 2008 to 2011.

All production data was recorded in a computer on site. A summary of the production data is given in Table 001 below

Date		Total Loads	Production	Grade ( Ave )	Trommels in
From	To	M3	Gold (g)	( g/m3)	Operation
11/27/2009	12/21/2009	311.04	245.6	0.8	Trommel 1
1/01/2010	08/16/2010	10295.2	9136.2	0.9	Trommel 1
8/17/2010	08/31/2010	924.8	2097.1	2.3	Trommel 1
09/01/2010	09/30/2010	1730	3447.2	1.3	Trommel 1
10/01/2010	10/31/2010	2513	2584.8	1.03	Trommel 1
11/01/2010	11/30/2010	4332	2605.3	0.6	Trommel 1
01/01/2011	01/31/2011	1555	2018.6	1.3	Trommel 1
02/01/2011	02/28/2011	2061	915.9	0.45	Trommel 1&2
03/01/2011	03/31/2011	3666	2967.3	0.81	Trommel 1&2
04/01/2011	04/30/2011	4195	4051.4	0.97	Trommel 1&2

Koranga Westland Ltd. ceased production in 2011 due to capital constraints.

The Company does not plan to undertake any exploration and/or development of the property. The property is split by the Koranga creek with sedimentary deposits running through the creek and side walls with visible gold strata’s. The exploration activities will be alluvial mining and to that nature will be open pit. The present condition of the property is an open area with a river running through the center of the mining leases.

The equipment used is new, the modernization is basic as the type of mining at this stage is sluice boxes and pressure hoses. The current mining lease only allows for non-mechanized processing. The current cost of equipment is approximately $150,000 and if and when we move to mechanized processing, we estimate the cost of equipment to be in excess of $1,000,000.

There has been no annual production of minerals to report for the Koranga Joint Venture properties for fiscal years 2014 and 2013, nor for the interim period ended June 30, 2015.

Geology

The tectonic feature that hosts the project site and may have been influential in creating an environment conducive for the alluvial gold deposit is the Bulolo graben. It is bounded on the East and West by sub parallel Northwest trending transfer structures while bounded by Northeast trending transfer structures on the North and South. The Northwest trending structures and the subsidiary fractures have accommodated much of the mineralization and have controlled a series of intrusions. The basement rock of the area is metamorphics, intruded by Miocene granodiorite, and believed to be the source of high fineness gold mineralization in the area. A serious of other intrusions occurred, giving rise to further mineralization which is believed to have contributed to much of the prospects in the project area. These intrusions where associated with volcanism that resulted in blocking off of the Bulolo River and consequently the formation of the gold bearing sequence.

Otibanda Formation

The Otibanda Formation is the target alluvial gold bearing sedimentary sequence. It is a lacustrine sequence that was deposited in a fresh water lake. Mapping shows the apparent thickness of the sequence to be 700m and is alluvial gold bearing. The sequence is comprised of interbedded agglomerates, sandstones, siltstones and intercalated thin mudstone. The deposit is the result of an eruptive volcanism that blocked off the Bulolo River resulting in blockage and setting up of a fresh water lake. All sediments including gold shedding off from the surrounding hills and mountains were deposited into the lake. The enriched sequence is the source of gold for the miners down creek and our target in this project.

Proven or probable reserves have not been established.

The Koranga property has been physically inspected by Ken Unamba, a professional geologist, but a formal feasibility study for the property has not been prepared. Furthermore, there are no current detailed plans to conduct exploration on the property, nor are any phased programs planned.

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Exploration work will be performed and/or supervised by Mr. Ken Unamba, a geologist and member of our advisory committee. Mr. Unamba has a Science Degree majoring in Geology. His 22 years’ work experience covers Exploration Geologist for Tolukuma Gold Mine Ltd., Consulting Geologist for Harmony Gold SE Asia and Filmena Resources Corp Philippines. He was appointed to the then Mining Advisory Board in 2000 for five years as Technical Advisor.

Our exploration budget for Aqua Mining is $975,000, including geophysics, sampling and exploration labor.

At this time, we are uncertain how our exploration work will be funded.

2. Angel Jade’s EL8104 located near Tamworth, Australia:

EL 8104 is situated approximately 35 kilometres south-east of the major regional centre of Tamworth, in north-eastern New South Wales. The EL covers about 100 square kilometres and was granted for Group 2 and Group 3 mineral exploration for a two-year renewable term. This EL (8104) supersedes Angel Jade’s previous EL (7883) which covered the same area but without extensions to the north and east. EL8104 is believed to contain nephrite jade and other minerals. Proven or probable reserves have not been established.

The license for EL8104 is issued by the New South Wales State Government. This license permits us to take up to 70 tons of material for evaluation and testing annually. In order to maintain our license, the Company must undertake exploration activities of at least AUS $150,000 per year. We are currently in the renewal period as our renewal application was submitted June 10, 2015. If approved, the renewal term would run through June 15, 2017. While we have no reason to believe the renewal application will be denied, if our renewal is not approved, our license would immediately terminate.

Access to the license area is obtained along a sealed road connecting Tamworth with Port Macquarie. The road runs south-east from Dungowan to Ogunbil and passes through the south-west corner of the licence area, following Dungowan Creek. The main access to EL8104 is via a dirt road which turns off this road about 10.5 kilometres south-east of Dungowan and follows Spring Creek and Teatree Gully, to Mulla Creek, through the centre of the EL.

There are a number of habitations and other buildings along Dungowan Creek, but most of the licence area is fairly hilly and forested, with no buildings. Cattle are pastured in the Dungowan Creek area and to a lesser extent in the west and north of the licence.

This EL was applied for to cover a serpentinite belt which is known to host several nephrite jade occurrences. This serpentinite trends slightly east of north and is probably a splay from the major north-north-west trending Peel Fault serpentinite belt to the west.

Jade was apparently first found here in about 1962 (MacNevin & Holmes, 1980) but was not officially documented or petrologically identified until 1964 (Smith, 1964).

Angel Jade applied for and was granted 59 units in addition to the original EL in June 2013. In October of 2013, access was arranged with three of the landholders whose properties contain the area of old workings and most potential for further discoveries.

The company has been unable to explore significant portions of the EL because access agreements have not yet been established with all of the landowners. The Company has spent money and resources negotiating access agreements with many of the landholders and is making progress with many of the owners. However, there are some landowners who are holding out and may force the Company to take legal action to secure its right to access the property for mineral exploration.

There has been no annual production of minerals to report for Angel Jade for fiscal years 2014 and 2013, nor for the interim period ended June 30, 2015.

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Armidale
B78
B56
A15
B95
Tamworth
EL 8104
Kempsey
Port Macquarie
B51
A1
54 km
Data SIO, NOAA, U.S. Navy, NGA, GEBCO
© 2015 Google
Image Landsat
Google earth
Imagery Date: 4/10/2013 lat -31.121276° lon 151.898119° elev 1006 m eye alt 229.94 km

Hallsville
Daruka
Kootingal
Manilla Rd
Oxley Vale
B95
Tamworth
Hillvue
A15
Nemingha
Tamworth-Nundle Rd
Mulla Creek
Kingswood
EL 8104
Weabonga
Woolomin
Ogunbil Rd
Niangala
New England Hwy
12.6 km
Image © 2015 CNES / Astrium
© 2015 Google
Image © 2015 DigitalGlobe
Ogunbil
Google earth
Imagery Date: 2/8/2015 lat -31.180561° lon 151.200898° elev 580 m eye alt 54.55 km

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EXPLORATION LICENSE: (EL) 8104
COMPANY: ANGEL JADE PTY LTD
AREAS MAPPED
AND SAMPLED IN
YEAR 2 OF EL 8104

EXPLORATION LICENSE: (EL) 8104
COMPANY: ANGEL JADE PTY LTD

Geology:

The nephrite jade occurs in the New England Fold Belt, which extends from northeast New South Wales into southeast Queensland. The jade occurrence is within the central block of the fold belt, a few kilometres east of the Peel Fault, a major structure which runs slightly west of north in the project area location.

The “country rock” in the jade region is predominantly metamorphosed (sub-green schist facies) fine grained sediments, plus chemical sediments (chert, jasper) and some meta-volcanics (mostly basaltic and/or andesitic). These are part of the Woolomin Group and the stratigraphy is steeply dipping and trends roughly north-south.

EL 8104 covers a smaller serpentinite belt which is known to host several nephrite jade occurrences. The jade-bearing serpentinite belt was evidently not properly recognised when the jade was first found and mined and is not shown on the 1:250,000 Tamworth geological map sheet, first published by the Geological Survey of New South Wales in 1971, about nine years after the first jade discovery in the project area. It is, however, shown in the 1:250,000 digital dataset now available and the fault-bounded serpentinite bodies from this dataset are shown within that dataset. There are three smaller bodies to the south and one larger elongate body to the north.

Copper is probably the main economic mineral in the area, with a number of small to medium sized deposits occurring, usually in association with the serpentinites and/or (possibly) meta-volcanics within the country rock. No copper has been recorded in the serpentinites hosting the jade occurrences. There are also numerous rhodonite occurrences of varying sizes within a north-south zone extending about 20 kilometres east of the Peel Fault. These are typically lenses in the country rock, associated with stratiform manganese oxide bodies.

There is a small historic gold-field about 5 kilometres east of EL 8104, at Weabonga. The gold is in small quartz veins and recorded production was about 7,000 ounces (Mumbil Mines NL, 1989). This area is currently covered by EL 6620, Icon Resources Ltd.

The Tamworth nephrite jade has been documented as occurring in lens-shaped bodies (locally referred to as “seams”) on the faulted contact of the serpentinite and country rock. The country rock is mostly comprised of low-grade metamorphosed shale, siltstone, and silty sandstone. The compact, fine-grained nephrite is inferred to have formed under pressure in this contact zone.

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Hockley et al, 1978, identifies a zonation from massive serpentinite, to schistose serpentinite, to talc, to nephrite, to “country rock” (quartz phyllite). This is probably based on one of the two sites apparently visited by Hockley, however and may be a gross simplification, which may not generally apply.

The serpentinite is probably commonly schistose close to the faulted margin/contact with the country rock, as might be expected in such a deformational zone but the nephrite and talc will not always be present (one or both may be missing) and the “talc” may actually (often) be more a massive fine grained serpentine mineral.

Serpentine is a secondary mineral produced by the hydrothermal alteration of magnesium silicate minerals. The distinction needs to be made between serpentine, the mineral and serpentinite, the rock. Serpentine mineral is typically massive, fine grained, moderately soft (hardness 2 to 5), may have a slightly greasy feel and is commonly greenish in colour.

Differentiation between serpentine and nephrite in hand specimen may be difficult, except by identifying the greater hardness of the nephrite. At the Tamworth jade project, much of the material dismissed as “talc” may actually be a serpentine, as may some of the rock initially identified as “jade”.

There are a number of varieties of serpentine minerals recognised and some may be of value in their own right (though less so than nephrite) for carving or ornamental purposes. “Bowenite”, which apparently occurs within EL 8104, is a variety of antigorite serpentine.

The Angel Jade property has been physically inspected by Matthew Stephens, a professional geologist, but a formal feasibility study for the property has not been prepared. Furthermore, there are no current detailed plans to conduct exploration on the property, nor are any phased programs planned.

Exploration work will be performed and/or supervised by Matthew Stephens. Mr. Stephens has had over 25 years of continuous experience in the Mining Industry, having worked in Metalliferous Mining, Development, Resource Evaluation and Exploration. Matthew has been involved in the active (i.e. “hands on”) exploration of a variety of commodities including Gold, Base Metals, Iron and Uranium as well as having detailed exposure with the development and mining of nine underground mines and nine open pit operations throughout Queensland, Western Australia, New South Wales and the Northern Territory. Matthew holds a BAppSc (Geology) and is a member if the AusIMM (MAusIMM).

Our exploration budget for the Angel Jade project is $2,000,000 as follows:

●	Detailed mapping of EL and new extensions - $250,000

●	Costeaning and trenching on ‘Pitt’ property - $550,000

●	Drill program to explore nephrite intrusion at depth - $1,200,000

At this time, we are uncertain how our exploration work will be funded.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table lists, as of July 24, 2015: (i) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock or preferred stock; (ii) each of our named executive officers and directors; and (iii) all executive officers and directors as a group.  Information relating to beneficial ownership of the Company’s stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 77,399,187 shares of common stock issued and outstanding as of July 24, 2015 and 3,000,000 shares of our Series A preferred stock issued and outstanding as of the same date, unless otherwise indicated below. Each share of our Series A Preferred Stock has voting rights equal to 20 shares of our common stock.

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Table of Beneficial Ownership of Stock

Title of Class	Name of Beneficial Owner	Amount of Direct Ownership		Amount of Indirect Ownership		Total Beneficial Ownership		Percentage of Class (1)

Common Stock	Five Arrows Limited (1) Suite 201, Rogers Office Building Edwin Wallace Ray Drive, George Hill, Anguilla	64,000,000		0		64,000,000		82.69%

Common Stock	Cavenagh Capital Corporation(2) Suite #5 Dekk House De Zippora Street Providence Industrial Estate Mahe, Republic of Seychelles	4,492,109		0		4,492,109	(3)	5.80%

Common Stock	More Superannuation Fund (5) (6) 7 Sarah Crescent Templestowe, VIC 3106 Australia	298,503		0		298,503		0.38%

Common Stock	Warren Sheppard 7 Sarah Crescent Templestowe, VIC 3106 Australia	39,683,302	(3)	64,298,503	(4)	103,981,805	(3)(4)	91.15%

Common Stock	Vincent Appo 7 Sarah Crescent Templestowe, VIC 3106 Australia	0		0		0		0.00%

Common Stock	All Officers and Directors as a Group (2 Persons)	39,683,302		64,298,503		103,981,805	(3)(4)	91.15%

Series APreferred Stock	More Superannuation Fund (5) (6) 7 Sarah Crescent Templestowe, VIC 3106 Australia	3,000,000		0		3,000,000	(5)(6)	100%

(1)	Richard N. Wilson, Chief Executive Officer of Five Arrows Limited (“Five Arrows”) has voting and investment power over the shares held by Five Arrows. However, Mr. Sheppard, as the sole shareholder of Five Arrows, has the ability to influence or control the voting of such shares.

(2)	Richard N. Wilson, director of Cavenagh Capital Corporation (“Cavenagh”), has sole voting and investment power over the shares held by Cavenagh. Mr. Sheppard is not associated with Cavenagh.

(3)	Includes 36,681,600 shares from convertible notes, based upon the August 10, 2015 market price, which could be converted into Common Stock within 60 days of that date. However, these notes have not yet been repaid or converted. Based upon the March 4, 2016 market price these notes would convert in to 85,306,046 shares. Warren Sheppard directly owns 3,001,702 shares, excluding the convertable notes.

(4)	Includes (i) $298,503 shares held by More Superannuation Fund of which Mr. Sheppard is co-trustee and co-member and shares voting and investment power of the shares held by More and (ii) 64,000,000 shares held by Five Arrows of which Mr. Sheppard is the sole owner. Excludes 3,000,000 shares of Series A Preferred Stock held by More which have voting rights equal to 20 shares of common stock for each share of preferred. When these shares are included by attribution, Mr. Sheppard’s voting power increases to 94.2%. Also excludes any shares of common stock to which Mr. Sheppard may earn after September 30, 2014 pursuant to his employment agreement with the Company; should the Company have insufficient funds to pay Mr. Sheppard’s salary, in an amount equal to three times the amount of unpaid base salary and shares in the amount of $150,000 upon the acquisition of a subsidiary or business valued at greater than $1,000,000 as a bonus.

(5)	Represents 100% of the total issued and outstanding shares of Series A Preferred Stock which has voting rights equal to 20 shares of common stock. Series A preferred stockholders votes together with common share holders, not as a separate class.

(6)	More Superannuation Fund controls $60,298,503 votes, $298,503 from common stock and 60,000,000 from its preferred stock which votes with common stock at 20:1. This provides More with 43.89% of the combined voting power of the Company.

The Company does not have any change-in-control agreements with its executive officer nor know of any arrangements which may result in a change of control of the Company.

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Item 5. Directors and Executive Officers

The following table sets forth certain information regarding the sole member of our board of directors and our sole executive officer:

Name	Positions Held with the Company	Age
Warren Sheppard	President, Chief Executive Officer and director	57
Vincent Appo	PNG Operations Manager; Director of Aqua Mining	47

Our directors hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Warren Sheppard has served as our President, Chief Executive Officer and a director since July 5, 2013. Mr. Sheppard has had an Accountancy Practice, primarily tax based in Australia for approximately the last 30 years. In addition Mr. Sheppard also has served in an oversight capacity as Chief Executive Officer of Q6 Pty Ltd., a software development company, from 2005 to date, and in an oversight capacity as Chief Financial Officer of Uniware Pty Ltd., an accounting software company, from 2001 to date; Westvantage Pty Ltd., a software company, from 2011 to date; Xceed Pty Ltd., an internet development company, from 2001 to date; Ozisp Pty Ltd., an internet service provider company, from 2001 to date; and Altius Mining Ltd., a gold exploration mining company from 2008 to 2011, devoting a few hours per month to these entities, none of which compete with the Company. Mr. Sheppard has served as director of several Australian private companies as well as serving as Trustee of the Australian Aiding Australia Trust, More Superannuation Fund and McMahon Superannuation Fund. Mr. Sheppard’s accounting background as well as his experience serving as chief executive officer and chief financial officer and director of various Australian private companies led to his appointment to the board of directors.

Vincent Appo has been mining manager of the Company since October 2013. Prior thereto, from June 2012 to November 2013, Mr. Appo was the Mine Operations Manager/Acting General Manager for Tolukuma Gold Mines Limited in Papua, New Guinea. Mr. Appo served as Consulting Survey Project Manager for Dempsey Australia Ltd, Papua, New Guinea from May 2011 to December 2011, and Mine Technical Services Manager/Acting Mine General Manager for Tolukuma Gold Mines Limited from January 2011 to July 2011 and for other gold mines in Papua, New Guinea in various positions since 2002. From 1997 to 2002, Mr. Appo was Chief Surveyor for two companies in New Guinea.

Neither Mr. Sheppard nor Mr. Appo are directors in any other U.S. reporting companies nor have they been affiliated with any company that has filed for bankruptcy within the last ten years. The Company is not aware of any proceedings to which he or any of his associates is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions.

Significant Employees

Vincent Appo has been mining manager of the Company since October 2013. Prior thereto, from June 2012 to November 2013, Mr. Appo was the Mine Operations Manager/Acting General Manager for Tolukuma Gold Mines Limited in Papua, New Guinea. Mr. Appo served as Consulting Survey Project Manager for Dempsey Australia Ltd, Papua, New Guinea from May 2011 to December 2011, and Mine Technical Services Manager/Acting Mine General Manager for Tolukuma Gold Mines Limited from January 2011 to July 2011 and for other gold mines in Papua, New Guinea in various positions since 2002. From 1997 to 2002, Mr. Appo was Chief Surveyor for two companies in New Guinea.

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Item 6. Executive Compensation

The table below sets forth information concerning compensation paid, earned or accrued by our chief executive officer (each a “named executive officer”) for last two fiscal years. Warren Sheppard earned executive compensation of $700,000 during the fiscal year ended September 30, 2014, as described in footnote (1) below. Vincent Appo earned executive compensation of $71,703 ($182,000 Papua New Guinea Kina) during the fiscal year ended September 30, 2014. No other executive officer compensation was earned during that period. No executive officer earned compensation in excess of $100,000 during fiscal year ended September 30, 2013.

SUMMARY COMPENSATION TABLE

						Non-Equity	Nonqualified	All
Name and				Stock	Option	Incentive Plan	Deferred	Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)
Warren Sheppard (1)	2014	$250,000	$450,000	0	0	0	0	0	0
President, Chief	2013	0	0	0	0	0	0	0	0
Executive Officer

Vincent Appo (3)	2014	$71,703							$73,381
Operations	2013	$38,897							$35,172
Manager

David Cohen,	2014	0	0	0	0	0	0	0	0
former President,	2013	0	0	0	0	0	0	0	0
Chief Executive Officer (2)

(1)	Mr. Sheppard was appointed president and CEO on May 20, 2013. Mr. Sheppard earned a salary of $250,000 during the fiscal year ended September 30, 2014. Mr. Sheppard earned earned bonuses of $450,000 for the year ended September 30, 2014. Since the Company did not have the ability to pay Mr. Sheppard’s earnings in cash, he was compensated through the issuance of a convertible promissory note pursuant to the terms of his employment agreement. Mr. Sheppard’s compensation for the fiscal year ended September 30, 2014 was converted into 3,001,702 shares of the Company’s common stock on or about April 29, 2015.

(2)	Mr. Cohen resigned as President and Chief Executive Officer of the Company on July 5, 2013.

(3)	Mr. Appo earned a salary of $71,703 (182,000 PGK) during fiscal year 2014 and $38,897 (91,000 PGK) during fiscal year 2013.

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Employment Agreement

We entered into an employment agreement, dated October 1, 2013, with Warren Sheppard to serve as our President and as a director. The initial term of the agreement is five years, which term shall automatically be renewed for additional two-year periods, unless the Company shall notify Mr. Sheppard at least 90 days prior to the expiration of the then current term or its desire not to renew the agreement. Mr. Sheppard shall receive an annual base salary of $250,000 which shall not be decreased except in connection with the reduction of the salaries of all executives of the Company. If the Company does not have sufficient funds to pay Mr. Sheppard’s salary, he shall be paid in common stock of the Company in an amount equal to three times the amount of unpaid base salary. In addition, Mr. Sheppard shall be entitled to a bonus in the amount of $150,000 to be payable in common stock of the Company, upon the acquisition of a subsidiary or business valued at greater than $1,000,000. In the event Mr. Sheppard employment is terminated for whatever reason, he will be entitled to salary and benefits that have accrued prior to the date of termination. There are no provisions for severance payments upon termination in the agreement. Mr. Sheppard is subject to a non-solicitation prohibition for two years after his termination of employment with the Company.

Outstanding Equity Awards

Our officers and directors do not have unexercised options, stock that has not vested, or equity awards. There were no outstanding equity awards to our named executive officers at September 30, 2013.

Compensation of Directors

No compensation has been paid to our directors in consideration for their services rendered in their capacities as directors in fiscal 2013 or 2014.

We do not currently have Board committees, including an audit committee.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

Except as described below, there were no transactions with any executive officers, directors, 5% stockholders and their families and affiliates since October 1, 2011.

On October 15, 2013, the Company completed the acquisition of 80% of the common stock of Instacash Pty Ltd., a micro-lender licensed in Australia (“Instacash”) from Hancore Pty Ltd., a related party, for a purchase price of $500,000 payable by a $500,000 promissory note.

On December 10, 2014, the Company authorized the issuance of 3,001,702 shares of common stock to Warren Sheppard pursuant to the employment contract between the Company and Mr. Sheppard.

On March 31, 2014, the Company issued a $157,500 convertible debenture to Warren Sheppard for loans made to the Company. The debenture is due one year from issuance and accrues interest at 12.5% per annum. At any time, at the option of the holder, the then outstanding amount of the debenture may be converted into common stock of the Company at a conversion price of 50% of the average closing bid price for the 10 business days prior to the conversion date. The note is unsecured and may be prepaid at any time without penalty.

On July 5, 2013, the Company and Beachwood Capital and the owner of 67,163,048 shares of our common stock and 3,000,000 shares of our Preferred Stock, consummated the transaction contemplated by the Stock Purchase Agreement as of June 20, 2013 with More Superannuation Fund pursuant to which the Buyer purchased all the shares of common stock and the Preferred Stock from Beachwood Capital. The purchase price for the shares was $100,000. As a result of this change in control, the current sole officer and director of the Company is Warren Sheppard.

On October 23, 2013 the Company issued 10,000,000 shares to Five Arrows as consideration for the sale of an option to acquire 80% of Instacash. Warren Sheppard, our President, Chief Executive Officer and a director, is the sole owner of Five Arrows.

On February 28, 2014, the Company issued 40,000,000 shares to Five Arrows in consideration for the assignment of certain property for the Company’s mining exploration in Papua, New Guinea. Warren Sheppard, our President, Chief Executive Officer and a director, is the sole owner of Five Arrows.

Vincent Appo, the Company’s mining manager is a director and a 10% shareholder of our Papua New Guinea subsidiary, Aqua Mining (PNG) Limited.

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From time to time, the Warren Sheppard provided advances to the Company for its working capital purposes. These advances bear no interest and are due on demand. For the fiscal year ended September 30, 2014, these advances totaled $339,920. Moreover, from time to time, the Company issued Convertible Notes to Warren Sheppard as detailed below and in Note 6 to the Financial Statements. For the fiscal year ended September 30, 2014, the Company had issued a total of $366,318 in such Convertible Notes to Warren Sheppard.

The related party loans consist of (1) a five-year loan agreement dated July 15, 2011 for $150,000 AUD loan from Hancore Pty Ltd. (Hancore Pty Ltd. is a related party via it’s more than 10% ownership by Warren Sheppard), and (2) a $230,000 AUD loan dated September 30, 2014 from Warren Sheppard. The Hancore loan is unsecured and has a 20 percent per annum interest rate. The Sheppard note is unsecured and is interest free.

On March 31, 2014, the Company issued to Warren Sheppard, a related party, a 12.50% Convertible Promissory Note which is due March 31, 2015 with a principal amount of $157,500 (the “March 2014 Note”) for cash. Interest on the March 2014 Note is accrued annually effective from March 31, 2014 forward. The March 2014 Note is unsecured. The note is convertible into common stock at a price of 50 percent of the average closing bid price, determined on the then current trading market for the ten business days prior to the conversion date.

On February 28, 2015 the Company sold to Hancore Pty Ltd., a related party, its interest in Instacash in exchange for cancellation of the $500,000 promissory note and accrued interest owed to Hancore Pty Ltd. from the acquisition of Instacash in October of 2013.

Director Independence

We are not subject to the listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that our director currently meets the definition of “independent” as promulgated by the rules and regulations of the NYSE Alternext US (formerly known as the American Stock Exchange).

The Board of Directors has not established an audit committee and does not have an audit committee financial expert.

Item 8. Legal Proceedings

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

29

Item 9. Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on the over the counter pink sheets under the trading symbol DLCR. The following table shows the high and low bid quotations for our common shares on the pink sheets for periods indicated. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Fiscal Year 2015	High Bid	Low Bid
Second Quarter	$0.245	$0.0330
First Quarter	$0.41	$0.10

Fiscal Year 2014	High Bid	Low Bid
Fourth Quarter	$0.52	$0.30
Third Quarter	$0.4151	$0.2001
Second Quarter	$0.20	$0.20
First Quarter	$0.25	$0.25

Fiscal Year 2013	High Bid	Low Bid
Fourth Quarter	$0.97	$0.97
Third Quarter	$0.0035	$0.0035
Second Quarter	$0.0027	$0.0027
First Quarter	$0.0011	$0.0010

On July 22, 2015 the closing bid price of our common stock on the OTC pink sheets quotation system was $0.022 per share.

As of July 22, 2015, there were 202 holders of record of our common stock.

Dividends

We have not declared or paid any cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. We expect to retain any future earnings to finance our business activities and any potential expansion. The payment of cash dividends in the future will depend upon our future revenues, earnings and capital requirements and other factors the Board considers relevant.

Warrants or Options

In August 2014, the Company issued five-year warrants to purchase 800,000 shares of the Company’s common stock at $0.25 per share in connection with the 2014 Note and Warrant Purchase Agreement. Company has not yet adopted a stock option plan.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

30

Item 10. Recent Sales of Unregistered Securities

On May 1, 2011, the Company issued a convertible promissory note to Hoboken Street Associates, Inc. (“Hoboken”) in the principal amount of $32,000 for marketing services provided to the Company. Interest under the note accrues at 2% per annum and, at the option of the lender, outstanding principal and interest under the note is convertible into the common stock of the Company at a conversion price of $0.001 per share. The note is unsecured, payable upon demand and senior to all existing or future indebtedness. On July 3, 2013, Hoboken sold the note to Cavanagh Capital Corporation (“Cavanagh”). On October 22, 2013, the Company converted $564 of the note held by Cavanagh into 564,000 shares of common stock, on October 31, 2013, the Company converted $500 of the note held by Cavanagh into 500,000 shares of common stock, on November 11, 2013, the Company converted $600 of the note held by Cavanagh into 600,000 shares of common stock, on November 18, 2013, the Company converted $440 of the note held by Cavanagh into 400,000 shares of common stock and on March 25, 2014, the Company converted $670 of the note held by Cavanagh Capital into 670,000 shares of common stock.

During 2011, the Company issued 31,709,194 shares of common stock to various stockholders for cash of $2,894,897.

On January 2, 2012, the Company issued a convertible promissory note to Hoboken in the principal amount of $48,000 for marketing services provided to the Company. Interest under the note accrues at 2% per annum and, at the option of the lender, outstanding principal and interest under the note is convertible into the common stock of the Company at a conversion price of $0.001 per share. The note is unsecured, payable upon demand and senior to all existing or future indebtedness. On July 3, 2013, Hoboken sold the note to Regency Capital Corporation.

On January 3, 2013, the Company issued a convertible promissory note to Hoboken in the principal amount of $12,000 for marketing services provided to the Company. Interest under the note accrues at 2% per annum and, at the option of the lender, outstanding principal and interest under the note is convertible into the common stock of the Company at a conversion price of $0.001 per share. The note is unsecured, payable upon demand and senior to all existing or future indebtedness. On July 3, 2013, Hoboken sold the note to Larus Limited.

On October 23, 2013 the Company issued 10,000,000 shares to Five Arrows Ltd. as consideration for the sale of an option to acquire 80% of Instacash Pty Ltd.

On October 10, 2013, we issued a $500,000 promissory note to Instacash in connection with the acquisition of 80% of its common stock. The note was originally due and payable on February 28, 2014 and on February 26, 2014, the parties agreed to extend the maturity date to August 28, 2014. Interest on the note accrues at a rate per annum equal to the lowest rate imputed by the Internal Revenue Service, currently 4%. The note is unsecured and may be prepaid at any time without penalty.

On February 28, 2014, the Company issued 40,000,000 shares to Five Arrows Ltd. in consideration for the assignment to the Company of certain property for its mining exploration in Papua, New Guinea.

On March 31, 2014, the Company issued a $157,500 convertible debenture to Warren Sheppard for loans made to the Company. The debenture is due one year from issuance and accrues interest at 12.5% per annum. At any time, at the option of the holder, the then outstanding amount of the debenture may be converted into common stock of the Company at a conversion price of 50% of the average closing bid price for the 10 business days prior to the conversion date. The note is unsecured and may be prepaid at any time without penalty.

On June 30, 2014, the Company issued a $110,741 convertible debenture to Warren Sheppard for loans made to the Company. The debenture is due one year from issuance and accrues interest at 12.5% per annum. At any time, at the option of the holder, the then outstanding amount of the debenture may be converted into common stock of the Company at a conversion price of 50% of the average closing bid price for the 10 business days prior to the conversion date. The note is unsecured and may be prepaid at any time without penalty.

On September 30, 2014, the Company issued a $98,575 convertible debenture to Warren Sheppard for loans made to the Company. The debenture is due one year from issuance and accrues interest at 12.5% per annum. At any time, at the option of the holder, the then outstanding amount of the debenture may be converted into common stock of the Company at a conversion price of 50% of the average closing bid price for the 10 business days prior to the conversion date. The note is unsecured and may be prepaid at any time without penalty.

As of the end of our most recent fiscal year, September 30, 2014, the Company had 53,837,485 shares of its common stock outstanding.

31

On October 9, 2014, the Company issued 560,000 shares of common stock to Cavanagh pursuant to conversion of a portion of the Convertible Promissory Note dated May 1, 2012.

On November 7, 2014, the Company issued 2,000,000 shares of common stock to Cavanagh pursuant to conversion of a portion of the Convertible Promissory Note dated May 1, 2012.

On February 4, 2015, the Company issued 2,000,000 shares of common stock to Cavanagh pursuant to conversion of a portion of the Convertible Promissory Note dated May 1, 2012.

On April 5, 2015, the Company issued 2,000,000 shares of common stock to Cavanagh pursuant to conversion of a portion of the Convertible Promissory Note dated May 1, 2012.

On April 29, 2015, the Company issued 3,001,702 shares of common stock to Warren Sheppard pursuant to his employment agreement as described above.

On or about April 24, 2015, the Company issued 14,000,000 shares of common stock to Five Arrows for the Angel Jade acquisition pursuant to that Agreement dated December 10, 2014.

Each of the foregoing issuances was exempt from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(2).

As of July 24, 2015, there are 77,399,187 shares of the Company’s common stock issued and outstanding.

Item 11. Description of Securities to be Registered

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Certificate of Designation which have been filed as exhibits to this Form 10.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value $0.001, of which 77,399,187 shares are issued and outstanding as of July 24, 2015. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay defer or prevent a change in control of our company.

On August 23, 2013, FINRA confirmed the 1-225 reverse stock split authorized by the Board of Directors of David Loren Corporation. The record date of the split was August 19, 2013. Accordingly, for every 225 shares of the Company held by a stockholder on such date the stockholder then had 1 share of the Company.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock, par value $0.001, of which 10,000,000 shares are designated Series A preferred stock. The holders of each share of Series A Preferred Stock shall be entitled to be paid out of the available funds and assets of the Company, and prior and in preference to any payment or distribution of any available funds and assets on any shares of common stock, at a liquidation price of $3.00 per share of the Preferred Stock. The Preferred Stock shall be entitled to vote on all matters submitted to stockholders and shall be entitled to 20 votes for each share of Preferred Stock and shall vote together with the holders of the common stock and not as a separate class. The Preferred Stock is convertible, at the holder’s option, for ten years from issuance at the rate of 10 shares of common stock for every share of Preferred Stock and for ten years from the date of issuance the Company may redeem the Preferred Stock, upon 5 days written notice to the holder, at a purchase price of $0.001 per share. As of July 24, 2015, there were 3,000,000 shares of Preferred Stock issued and outstanding, all which are held by More Superannuation Fund.

Warrants and Options

In August 2014, the Company issued five-year warrants to purchase 800,000 shares of the Company’s common stock at $0.25 per share in connection with the 2014 Note and Warrant Purchase Agreement. Pursuant to that agreement, the company received a total of $100,000 from Firehole River Capital LLC and Fish Haven Creek Capital LLC for the issuance of the warrants.

32

Convertible Securities

The Company has outstanding three 2% promissory notes in the principal amounts of $28,726, $12,000 and $48,000, each of which are convertible into shares of our common stock at a conversion price of $0.001 per share.

Item 12. Indemnification of Directors and Officers

Our Amended and Restated Articles of Incorporation (“Articles”) provide that our directors and officers be indemnified by us to the fullest extent authorized by the Nevada Revised Statutes, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf except for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii the payment of dividends in violation of Nevada law. Our Articles also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity. Our Articles provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our Articles or otherwise.

Our Bylaws provide that our directors and officers be indemnified by us to the fullest extent authorized by the Nevada Revised Statutes, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf except that there shall be no indemnification if a person is adjudged liable to the Company unless and to the extent that despite such adjudication, the court determines that such person is entitled to indemnity or determined by the majority of directors, independent legal counsel or the stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted by directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data.

KIBUSH CAPITAL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended September 30, 2014 and 2013

33

Scrudato & Co., PA

CERTIFIED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Kibush Capital Corporation

We have audited the accompanying balance sheet of Kibush Capital Corporation as of September 30, 2014 and 2013 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kibush Capital Corporation at September 30, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Kibush Capital Corporation will continue as a going concern. As more fully described in Note 4, the Company had an accumulated deficit at September 30, 2014 and 2013, a net loss and net cash used in operating activities for the fiscal year then ended. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regards to these matters are also described in Note 4. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Scrudato & Co., PA

Scrudato & Co., PA
Califon, New Jersey
May 26, 2015

7 Valley View Drive Califon, New Jersey 07830 (908) 534-0008

F-1

KIBUSH CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2015	September 30, 2014	September 30, 2013
	(Unaudited)	(Audited)	(Audited)
ASSETS
Current assets:
Cash	2,502	110,152	1,035
Prepaid Expenses and other current assets		6,035	-

Total current assets	2,502	116,187	1,035

Property and equipment net	46,709	79,594	-
Mineral rights	-	-	-
Investment in Angel Jade	-	-	-
Other assets	14,606	499	-
Deposits paid	10,384
Total assets	74,201	$196,280	$1,035

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	0	2,957	-
Accrued expenses	422,258	354,685	3,426
Promissory note payable	22,964
Convertible notes payable, net of discounts of $80,434 and $3,099, respectively	184,166	108,292	88,901
Loan from related party, net of discounts of $259,937 and $0, respectively	527,328	446,799	-
Derivative liabilities	673,788	752,997	-
Deposits	125,800	80,000	-
Shares to be Issued – Five Arrows	36,378
Total current liabilities	1,992,681	$1,745,730	$93,327

Preferred stock, $0.001 par value; 50,000,000 shares authorized; Series A, 3,000,000 shares issued and outstanding at March 31, 2015 and September 30, 2014 and 2013 respectively.	3,000	3,000	3,000
Common Stock, $0.001 par value; 500,000,000 shares authorized; Common Stock 58,397,485 issued and outstanding at March 31, 2015 and 53,837,485 and 562,485 shares issued and outstanding at September 30, 2014 and 2013 respectively.	58,397	53,837	563
Additional paid-in capital	8,454,962	8,454,962	8,494,962
Accumulated deficit	(10,396,974)	(10,225,051)	(8,589,817)
Accumulated other comprehensive income		55,022
Total stockholders’ deficit, including non-controlling interest	(1,880,615)	(1,658,230)	(91,292)
Non-Controlling interest	(37,865)	108,780
Total Stockholders’ Deficit	(1,918,480)	(1,549,450)	(91,292)
Total liability and stockholders deficit	74,201	196,280	1,035

The accompanying notes are an integral part of these consolidated financial statements.

F-2

KIBUSH CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

	3 months Ended March 31, 2015	3 months Ended March 31, 2014	6 months Ended March 31, 2015	6 months Ended March 31, 2014	Year Ended September 30, 2014	Year Ended September 30, 2013
Net revenues	$-	$-	$-	$-	$-	$-
Cost of sales	-	-	-	-	-	-
Gross profit	-	-	-	-	-	-

Operating expenses:
Research and development	-	-	-	-	-	31,408
General and administrative
General and administrative	102,925	191,331	215,538	321,239	818,588	93,822
Total operating expenses	102,925	191,331	215,538	321,239	818,588	125,230
Loss from operations	(102,925)	(191,331)	(215,538)	(321,239)	(818,588)	(125,230)

Other income (expense):
Interest income	-	-	-	-	-	137
Interest expense	(115,821)	(149)	(132,776)	(757)	(925,248)	(19,908)
Other income	-	-	-	-	-	93,143
Change in fair value of derivative liabilities	(380,274)		(380,274)		92,382
Total other expense, net	(496,095)	(149)	(513,050)	(757)	(832,866)	73,372
Net loss, including non-controlling interest	(599,020)	(191,480)	(728,588)	(321,996)	(1,651,454)	(51,858)
Less: Loss attributable to non-controlling interest	27,141		27,141		16,220
Loss before provision for income taxes	(571,879)	(191,480)	(701,447)	(321,996)	(1,635,234)	(51,858)
Provision for income taxes	-	-	-	-	-	-
Net loss	$(571,879)	$(191,480)	$(701,447)	$(321,996)	$(1,635,234)	$(51,858)

Basic and diluted loss per common share	$(0.02)	$(0.01)	$(0.02)	$(0.01)	$(0.05)	$(0.01)
Weighted average common shares outstanding
basic and diluted	36,026,011	36,026,011	36,026,011	36,026,011	36,026,011	563,485

The accompanying notes are an integral part of these consolidated financial statements.

F-3

KIBUSH CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

for the period SEPTEMBER 30, 2012 to MARCH 31, 2015

	Common Stock		Preferred Stock		Paid In	Non Controlling	Accumulated	Accumulated Other Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Interest	Deficit	Income	Deficit
Balance at September 30, 2012	563,485	563	3,000,000	3,000	8,481,185	-	-8,537,959	-	-53,211

Discount on convertible promissory note					13,777				13,777

Net loss							-51,858		-51,858

Balance at September 30, 2013	563,485	563	3,000,000	3,000	8,494,962		-8,589,817		-91,292

Purchase of MOU for acquisition of Instacash Group @ 0.001 per share of common stock	10,000,000	10,000							10,000

Repayment of convertible loans @ 0.001 per share of common stock	3,274,000	3,274							3,274

Assignment and bill of sale for Joint Venture Group @ 0.001 per share of common stock	40,000,000	40,000							40,000

Purchase of controlling interest in subsidiary						125,000			125,000

Foreign currency translation adjustment								55,022	55,022

Net loss						-16,220	-1,635,234		-1,651,454

Balance at September 30, 2014	53,837,485	53,837	3,000,000	3,000	8,494,962	108,780	-10,225,051	55,022	-1,509,450

Repayment of convertible loans @ 0.001 per share of common stock	2,560,000	2,560							2,560

Repayment of convertible loans @ 0.001 per share of common stock	2,000,000	2,000							2,000

Prior Period adjustment					-40,000	3	529,524	-55,022	434,505

Adjustment of sold subsidiary						-108,780			-108,780
Net loss						-37,868	-701,447		-739,315

Balance at March 31, 2015	58,397,485	58,397	3,000,000	3,000	8,454,962	-37,865	-10,396,974	-	-1,918,480

The accompanying notes are an integral part of these consolidated financial statements.

F-4

KIBUSH CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	6 months ended	Year Ended	Year ended
	March 31, 2015	September 30, 2014	September 30, 2014
Operating Activities:
Net loss	$(701,447)	$(1,651,454)	$(51,858)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,354	12,992	7,090
Amortization of debt discount	273,458	721,360	18,130
Interest expense related to fair value of derivative instruments granted	380,274	378,563
Change in fair value of derivative instruments	-	(92,382)
Stock based payments	-	10,000
Changes in operating assets and liabilities:	-
Prepaid expenses and other assets	6,035	(6,035)
Others asset	499	(499)
Investment in Angel Jade	(10,000)
Accounts payable	(2,957)	2,957	(5,410)
Accrued expenses	50,618	251,329
Accrued interest	34,571	99,930	3,426
Deposits	35,416	80,000
Net cash used in operating activities	69,821	(193,239)	(28,622)

Investing Activities:
Purchase of property and equipment	(78,476)	(92,586)	-
Net cash used in investing activities	(78,476)	(92,586)	-
Financing Activities:
Proceeds from issuance of convertible debt, net of debt discounts		-
Repayment of loan from related party		-	22,255
Proceeds from related party loans, net of debt discounts	(98,996)	339,920
Net cash provided by financing activities	(98,996)	339,920	22,255
Effective of exchange rates on cash		55,022	-
Net change in cash	(107,651)	54,095	(6,367)
Cash, beginning of year	110,152	1,035	7,402
Cash, end of year	$2,501	$110,152	$1,035

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Supplemental Cash Flow Information

	6 months Ended	Year Ended September 30,
	March 31, 2015	2014	2013
Cash paid during the year for interest	$-	$-	$-
Cash paid during the year for taxes	$-	$-	$-

Fair value of common stock issued for memorandum of understanding for Instacash Pty Ltd	$-	$10,000.00	$-
Conversion of convertible debt to common stock	$-	$3,274.00	$-
Beneficial conversion features recorded as debt discount for non-related party of $80,434 and related party of $259,837	$61,273.00	$340,271.00	$3,099.00
Fair value of derivative liabilities - conversion feature for non-related party of $92,252 and related party of $660,745	$673,788.00	$752,997.00	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

KIBUSH CAPITAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the period ended SEPTEMBER 30, 2014 and

For the interim period ended MARCH 31, 2015

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Kibush Capital Corporation (the “Company”) is a Nevada Corporation, incorporated January 5, 2005.

The Company was incorporated as Premier Platform Holding Company, Inc, a Nevada corporation. During 2005, the Company merged with Premier Platform Holdings Company, Inc a Colorado corporation. The merger was completed on August 18, 2006.

The Company then changed its name to Paolo Nevada Enterprises, Inc, on August 12, 2005. The Company again changed its name to David Loren Corporation on January 10, 2006 and finally Kibush Capital Corporation on August 19, 2013.

The Company is devoting substantially all of its efforts to the development of its business plans; to identify companies with proven products and services which provide opportunities that can be immediately sold into an existing market place. The Company will provide the management and financial expertise to support its acquired businesses.

On October 10, 2013, the Company acquired 48 shares of common stock in Instacash (Pty) Ltd (“Instacash”) and 800 units in the Instacash Unit Trust, through signing a stock purchase agreement, for consideration of $500,000 paid through the issuance of a four month promissory note, giving the Company 80% control over the two entities. The original payment date of four month promissory note was extended on February 26, 2014 for an additional six months until August 28, 2014.

The results of operations for the year ended September 30, 2014 and 2013 are not comparable due to the acquisition of 80% of Instacash on October 10, 2013. Instacash’s results of operations have been included in the Company’s consolidated financial results since the date of acquisition.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations, the Company has allocated the total purchase price to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values.

The purchase consideration has been allocated as follows:

Fair Value
Allocation:
Tangible assets acquired:
Cash-overdraft	(5,462)
Property and equipment, net	99,425
Other assets	7,066
Total assets acquired	101,029
Liabilities assumed:
Current liabilities
Total liabilities	346,980
Total liabilities assumed	346,980
Net Assets Acquired	(245,951)

The implied goodwill from this transaction is $870,951 based on the implied value of the transaction of $625,000 combined with the net assets assumed. The Company owns an 80% interest in the net implied value ($500,000) and has issued a promissory note in the amount of $500,000 which is to mature on February 28, 2015 as purchase consideration and as this is a related party transaction and the payment is deferred, therefore goodwill may not arise. Thus, the excess of implied goodwill on this transaction amounting $370,951 has been recorded as amortization of debt discount in current year.

The fair values assigned to identifiable intangible assets acquired were based on estimates and assumptions determined by management.

For our investments in affiliated entities that are included in the consolidation, the excess cost over underlying fair value of net assets is referred to as goodwill and reported separately as “Goodwill” in our accompanying consolidated balance sheets. Goodwill may only arise where consideration has been paid.

F-7

As this note has not yet been paid, it is considered a deferred payment contract and Goodwill has not been recorded.

Basis of Presentation

The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The consolidated financial statements of the Company include the accounts of the Company, and all entities in which a direct or indirect controlling interest exists through voting rights or qualifying variable interests. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Change in Fiscal Year End

The Board of Directors of the Company approved on September 14, 2014, a change in the Company’s fiscal year end from December 31 to September 30 of each year.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As at September 30, 2014, the Company has an accumulated deficit of $10,332,404 and $10,428,780 as of March 31, 2015 and has not earned sufficient revenues to cover operating costs since inception and has a working capital deficit. The Company intends to fund its mining exploration through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending September 30, 2015.

The ability of the Company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue mining exploration and execution of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Functional and Reporting Currency

The consolidated financial statements are presented in U.S. Dollars. The Company’s functional currency is the U.S. Dollar. The functional currency of Instacash and Angel Jade is the Australian dollar. The functional currency of Aqua Mining is the Papua New Guinea Kina. Assets and liabilities are translated using the exchange rate on the respective balance sheet dates. Items in the income statement and cash flow statement are translated into U.S. Dollars using the average rates of exchange for the periods involved. The resulting translation adjustments are recorded as a separate component of other comprehensive income/(loss) within stockholders’ equity.

The functional currency of foreign entities is generally the local currency unless the primary economic environment requires the use of another currency. Gains or losses arising from the translation or settlement of foreign-currency-denominated monetary assets and liabilities into the functional currency are recognized in the income in the period in which they arise. However, currency differences on intercompany loans that have the nature of a permanent investment are accounted for as translation differences as a separate component of other comprehensive income/(loss) within stockholders’ equity.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies are set out below, these policies have been consistently applied to the period presented, unless otherwise stated:

Cash

The Company maintains its cash balances in interest and non-interest bearing accounts which do not exceed Federal Deposit Insurance Corporation limits.

F-8

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Kibush Capital and Instacash. All intercompany accounts and transactions have been eliminated.

Other Comprehensive Income and Foreign Currency Translation

FASB ASC 220-10-05, Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distribution to owners.

The accompanying consolidated financial statements are presented in United States dollars.

Reclassifications

Reclassifications have been made to prior year consolidated financial statements in order to conform the presentation to the statements as of and for the period ended September 30, 2014.

On June 10, 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-10, Development Stage Entities (Topic 915) – Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, which eliminates the concept of a development stage entity (DSE) in its entirety from current accounting guidance. The Company has elected early adoption of this new standard.

Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, recoverability of long-lived assets, valuation and useful lives of intangible assets, valuation of derivative liabilities, and valuation of common stock, options, warrants and deferred tax assets. Actual results could differ from those estimates.

Non-Controlling Interests

Investments in associated companies over which the Company has the ability to exercise significant influence are accounted for under the consolidation method, after appropriate adjustments for intercompany profits and dividends.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” It requires an acquirer to recognize, at the acquisition date, the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their full fair values as of that date. In a business combination achieved in stages (step acquisitions), the acquirer will be required to re-measure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings. The acquisition-related transaction and restructuring costs will no longer be included as part of the capitalized cost of the acquired entity but will be required to be accounted for separately in accordance with applicable generally accepted accounting principles. U.S. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

A non-controlling interest in a subsidiary is an ownership interest in a consolidated entity that is reported as equity in the consolidated financial statements and separate from the Company’s equity. In addition, net income/(loss) attributable to non-controlling interests is reported separately from net income attributable to the Company in the consolidated financial statements. The Company’s consolidated statements present the full amount of assets, liabilities, income and expenses of all of our consolidated subsidiaries, with a partially offsetting amount shown in non-controlling interests for the portion of these assets and liabilities that are not controlled by us.

For our investments in affiliated entities that are included in the consolidation, the excess cost over underlying fair value of net assets is referred to as goodwill and reported separately as “Goodwill” in our accompanying consolidated balance sheets. Goodwill may only arise where consideration has been paid.

F-9

The Company acquired 48 shares of common stock in Instacash (Pty) Ltd (“Instacash”) and 800 units in the Instacash Unit Trust, through signing a stock purchase agreement, for consideration of $500,000 paid through the issuance of a four-month promissory note, giving the Company 80% control over the two entities. The $500,000 note was eliminated in the consolidation process and only the non intercompany effect of the transaction is reflected in our financial statements. The original payment date of four-month promissory note was extended on February 26, 2014 for an additional six months until August 28, 2014. The Company had accounted for the 80 percent acquisition of the Instacash Group as a business combination and allocated the purchase price to the estimated fair values of assets acquired and liabilities assumed (translated using the foreign currency exchange rates on the date of acquisition). As of September 30, 2014, this note had not been repaid, rather it was considered a deferred payment contract and Goodwill had not been recorded. The Company followed accounting guidance under ASC 350 and ASC 820 in determining that $500,000 consideration was not paid and considered a deferred payment contract, which also eliminated the $500,000 of potential goodwill to be recorded. This left no available goodwill to be reported in our financial statements of September 30, 2014.

As of February 28, 2015, the Company disposed of Instacash and the $500,000 promissory note by selling Instacash to Hancore Pty Ltd in exchange for cancelation of the $500,000 promissory note. Pursuant to ASC 210-20 the Company settled the debt in a legally binding agreement thus allowing us to remove the $500,000 liability as described in the footnotes of the financial statements. Since the Note was eliminated in consolidation on the Company’s financials, extinguishment of the debt on the two individual company balance sheets did not result in a gain or loss on the consolidated statement level. The Company followed accounting guidance under ASC 350 and ASC 805 and ASC 820.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Plant equipment	2 to 15 years
Computer and software	1 to 2 years
Office equipment	3 to 10 years
Building improvements	20 years

Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in the consolidated statement of operations.

Impairment of Long-Lived Assets

In accordance with FASB ASC 360-10-5, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that such carrying values may not be recoverable. The Company uses its best judgment based on the current facts and circumstances relating to its business when determining whether any significant impairment factors exist. The Company considers the following factors or conditions, among others, that could indicate the need for an impairment review:

●	Significant under performance relative to expected historical or projected future operating results;

●	Significant changes in its strategic business objectives and utilization of the assets;

●	Significant negative industry or economic trends, including legal factors;

If the Company determines that the carrying values of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company’s management performs an undiscounted cash flow analysis to determine if impairment exists. If impairment exists, the Company measures the impairment based on the difference between the asset’s carrying amount and its fair value, and the impairment is charged to operations in the period in which the long-lived asset impairment is determined by management.

The carrying value of the Company’s investment in Joint Venture contract with leaseholders of certain Mining Leases in Papua New Guinea represents its ownership, accounted for under the equity method. The ownership interest is not adjusted to fair value on a recurring basis. Each reporting period the Company assesses the fair value of the Company’s ownership interest in Joint Venture in accordance with FASB ASC 325-20-35. Each year the Company conducts an impairment analysis in accordance with the provisions within FASB ASC 320-10-35 paragraphs 25 through 32.

F-10

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts payable and accrued expenses approximate their estimated fair values due to the short-term maturities of those financial instruments. The Company believes the carrying amount of its notes payable approximates its fair value based on rates and other terms currently available to the Company for similar debt instruments.

Beneficial Conversion Features of Debentures

In accordance with FASB ASC 470-20, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, we recognize the advantageous value of conversion rights attached to convertible debt. Such rights give the debt holder the ability to convert debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to us. The beneficial value is calculated as the intrinsic value (the market price of the stock at the commitment date in excess of the conversion rate) of the beneficial conversion feature of debentures and related accruing interest is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining outstanding period of related debt using the interest method.

Derivative Financial Instruments

We apply the provisions of FASB ASC 815-10, Derivatives and Hedging (“ASC 815-10”). Derivatives within the scope of ASC 815-10 must be recorded on the balance sheet at fair value. During the year ended September 30, 2014, the Company issued convertible debt and recorded derivative liabilities related to a reset provision associated with the embedded conversion feature of the convertible debt. The Company computed the fair value of these derivative liabilities on the grant date and various measurement dates using the Black-Scholes pricing model. Due to the reset provisions within the embedded conversion feature, the Company determined that the Black-Scholes pricing model was the most appropriate for valuing these instruments.

In applying the Black-Scholes valuation model, the Company used the following assumptions during the year ended September 30, 2014 and March 31, 2015, respectively:

	For the year ended	For the quarter ended
	September 30, 2014	March 31, 2015
Annual dividend yield	-	-
Expected life (years)	0.50 – 1.00	0.50 – 1.00
Risk-free interest rate	0.03% — 0.13%	0.03% — 0.13%
Expected volatility	210.12.% — 400.48	210.12.% — 400.48%

The inputs used to measure fair value fall in different levels of the fair value hierarchy, a financial security’s hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

The Company determines the fair value of its derivative instruments using a three-level hierarchy for fair value measurements which these assets and liabilities must be grouped, based on significant levels of observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair-value hierarchy:

Level 1 — Valuation based on unadjusted quoted market prices in active markets for identical securities. Currently, the Company does not have any items as Level 1.

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly. Currently, the Company does not have any items classified as Level 2.

F-11

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment. The Company used the Black-Scholes option pricing models to determine the fair value of the instruments.

The following table presents the Company’s embedded conversion features of its convertible debt measured at fair value on a recurring basis as of September 30, 2014 and as of March 31, 2015:

	Carry Value at	Carry Value at
	March 31, 2015	September 30, 2014	September 30, 2013
Derivative liabilities:
Embedded conversion features - notes	$673,788	$752,997	$-

Total derivative liability	$673,788	$-	$-

		For the year ended
	March 31, 2015	September 30, 2014	September 30, 2013

Change in fair value included in other income (expense), net	-105,600	-92,382	$-

The following table provides a reconciliation of the beginning and ending balances for the Company’s derivative liabilities measured at fair value using Level 3 inputs:

		For the year ended
	For the year ended	September 30,
	March 31, 2015	2014	2013
Embedded Conversion
Features - Notes:
Balance at beginning of year	$752,997	$-	$-
Change in derivative liabilities	$26,391	$845,379
Net change in fair value included in net loss	-105,600	-92,382	-
Ending balance	$673,788	$752,997	$-

The Company re-measures the fair values of all of its derivative liabilities as of each period end and records the net aggregate gain/loss due to the change in the fair value of the derivative liabilities as a component of other expense, net in the accompanying consolidated statement of operations. During the years ended September 30, 2014 and 2013, the Company recorded a net increase (decrease) to the fair value of derivative liabilities balance of $ (92,382) and $ 0, respectively.

Loss per Share

The Company applies FASB ASC 260, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods for which no common share equivalents are included because their effect would be anti-dilutive.

F-12

Income Taxes

Income taxes are accounted for in accordance with ASC Topic 740, “Income Taxes.” Under the asset and liability method, deferred tax assets and liabilities are recognized for the future consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. Valuation allowances for deferred tax assets are established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Mineral Property, Mineral Rights (Claims) Payments and Exploration Costs

Pursuant to EITF 04-02, “Whether Mineral Rights are Tangible or Intangible Assets and Related Issues”, the Company has an accounting policy to capitalize the direct costs to acquire or lease mineral properties and mineral rights as tangible assets. The direct costs include the costs of signature (lease) bonuses, options to purchase or lease properties, and brokers’ and legal fees. If the acquired mineral rights relate to unproven properties, the Company does not amortize the capitalized mineral costs, but evaluates the capitalized mineral costs periodically for impairment. The Company expenses all costs related to the exploration of mineral claims in which it had secured exploration rights prior to establishment of proven and probable reserves.

Accounting Treatment of Mining Interests

At this time, the Company does not directly own or directly lease mining properties. However, the Company does have contractual rights and governmental permits which allow the Company to conduct mining exploration on the properties referenced in this report. These contractual relationships, coupled with the government permits issued to the Company (or a subsidiary), are substantially similar in nature to a mining lease. Therefore, we have treated these contracts as lease agreements from an accounting prospective.

Research and Development

Research and development costs are recognized as an expense in the period in which they are incurred. The Company incurred research and development costs expensed for the year ended September 30, 2014 and 2013 of $0 and $31,408, respectively. Research and development costs included market research for the supply and distribution of Australian Single Malt Whiskey in the United States, research into South Africa diamond tailing dumps and research into gold mining exploration in Papua New Guinea.

Recent Accounting Pronouncements

New accounting standards

Development State Entities. In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-10 – Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation (“ASU 2014-10”). The amendments in this update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. For other entities, the amendments are effective for annual reporting periods beginning after December 15, 2014, and interim reporting periods beginning after December 15, 2015.

Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915.

The Company has early adopted ASU 2014-10 commencing with its financial statements for the year ended September 30, 2014 and subsequent periods.

F-13

Accounting standards to be adopted in future periods

In May 2014, the Financial Accounting Standards Board (FASB) issued an Accounting Standards Update (ASU) which provides guidance for accounting for revenue from contracts with customers. The core principle of this ASU is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services.

To achieve that core principle, an entity would be required to apply the following five steps: 1) identify the contract(s) with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligations in the contract; and 5) recognize revenue when (or as) the entity satisfies a performance obligation. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted.

Entities will have the option to apply the final standard retrospectively or use a modified retrospective method, recognizing the cumulative effect of the ASU in retained earnings at the date of initial application. An entity will not restate prior periods if it uses the modified retrospective method, but will be required to disclose the amount by which each financial statement line item is affected in the current reporting period by the application of the ASU as compared to the guidance in effect prior to the change, as well as reasons for significant changes. The Company will adopt the updated standard in the first quarter of 2017. The Company is currently evaluating the impact that implementing this ASU will have on its financial statements and disclosures, as well as whether it will use the retrospective or modified retrospective method of adoption.

Recognition of Revenue

Revenue is realized from product sales. Recognition occurs upon shipment to customers, and where the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the sales price is fixed or determinable; and collectability is reasonably assured. Additional revenue from royalties is recognized when persuasive evidence of an arrangement exits; the amount due is fixed or determinable; and collectability is reasonably assured.

Company management do not believe that the adoption of recently issued accounting pronouncements will have a significant impact on the Company’s financial position, results of operations, or cash flows.

NOTE 3 – MINERAL RIGHTS

The Company owns interests in the following entities which was recorded at our direct cost measured at fair market value to acquire our interest in these properties.

	Investment	Ownership %

Papua New Guinea Alluvial Gold Mining Venture	34	90%
Angel Jade Pty Ltd	104,000	70%

NOTE 4 – PROPERTY AND EQUIPMENT

	March 31, 2015	September 30, 2014	September 30, 2013

Building and Improvements	$-	$70,665	$-
Plant Equipment	3,724	19,133	-
Computer Equipment	-	6,274	3,990
Office equipment		504
Motor Vehicle	42,985	-	-
	46,709	96,576	3,990
Less accumulated depreciation	-	(16,982)	(3,990)
	$46,709	$79,594		$-

Depreciation expense was approximately $12,992 and $3,990 for the years ended September 30, 2014 and 2013 respectively. There was no depreciation for the period ended March 31, 2015.

F-14

NOTE 5 – CONVERTIBLE NOTES PAYABLE

	March 31, 2015
	Note Face Amount	Debt Discount	Net Amount of Note
2011 Note	$24,166	$-	$24,166
2012 Note	48,000	-	48,000
2013 Note	12,000	-	12,000
2014 Note	100,000	-	100,000
Total	$184,166	-	$184,166

	September 30, 2014
	Note Face Amount	Debt Discount	Net Amount of Note
2011 Note	$28,726	$-	$28,726
2012 Note	48,000	-	48,000
2013 Note	12,000	-	12,000
2014 Note	100,000	(80,434)	19,566
Total	$188,726	(80,434)	$108,292

	September 30, 2013
	Note Face Amount	Debt Discount	Net Amount of Note
2011 Note	$32,000	$-	$32,000
2012 Note	48,000	-	48,000
2013 Note	12,000	(3,099)	8,901
Total	$92,000	(3,099)	$88,901

2011 Note

On May 1, 2011, the Company issued a 2.00% Convertible Note due April 30, 2012 with a principal amount of $32,000 (the “2011 Note”) for cash. Interest on the 2011 Note is accrued annually effective from May 1, 2011 forward. The 2011 Note is unsecured and repayable on demand. The 2011 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of September 30, 2014 and September 30, 2013 is $28,726 and $32,000 respectively. As of September 30, 2014 and September 30, 2013, the note has been discounted by $0. The face amount of the outstanding note as of March 31, 2015 $24,166. As of March 31, 2015, the note has been discounted by $0.

2012 Note

On January 2, 2012, the Company issued a 2.00% Convertible Note due January 1, 2013 with a principal amount of $48,000 (the “2012 Note”) for cash. Interest on the 2012 Note is accrued annually effective from January 2, 2012 forward. The 2012 Note is unsecured and repayable on demand. The 2012 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of September 30, 2014 and September 30, 2013 is $48,000 and $48,000 respectively. As of September 30, 2014 and September 30, 2013, the note has been discounted by $0.

F-15

2013 Note

On January 3, 2013, the Company issued a 2.00% Convertible Note due January 2, 2014 with a principal amount of $12,000 (the “2013 Note”) for cash. Interest on the 2013 Note is accrued annually effective from January 3, 2013 forward. The 2013 Note is unsecured and repayable on demand. The 2013 Note is senior in right to all existing and future indebtedness which is subordinated by its terms and at the option of the Lender, the principal along with any accrued interest may be converted in whole or part into Common Stock at a price of $0.001.

As this note carries a conversion rate that is less than market rate, the rules of beneficial conversion apply. The difference between the conversion rate and the market rate is classified as a discount on the note and accreted over the term of the note, which with respect to this note is 12 months. The face amount of the outstanding note as of September 30, 2014 and September 30, 2013 is $12,000 and $12,000, respectively. As of September 30, 2014 and September 30, 2013 the note has been discounted by $0 and $3,099, respectively.

2014 Note

On August 25, 2014, the Company issued two 12.00% Convertible Promissory Note due February 25, 2015 with a principal amount of $50,000 each (the “2014 Note”) for cash. Interest on the 2014 Note is accrued annually effective from August 25, 2014 forward. The 2014 Note is unsecured.

The notes are convertible at a conversion price the lesser of (a) $0.25 per share, or (b) the price per share as reported on the Over-the-Counter Bulletin Board on the conversion date. The Note Holders also received Warrants to purchase an aggregate of 800,000 shares of our common stock at an initial exercise price of $0.25 per share. Each of the Warrants has a term of five (5) years.

The embedded conversion feature of the 2014 Notes and Warrants were recorded as derivative liabilities in accordance with relevant accounting guidance due to the variable conversion price of the 2014 Notes. The fair value on the grant date of the embedded conversion feature of the convertible debt was $145,362 as computed using the Black-Scholes option pricing model.

The Company established a debt discount of $100,000, representing the value of the embedded conversion feature inherent in the convertible debt and warrant, as limited to the face amount of the debt. The debt discount is being amortized over the life of the debt using the straight-line method over the terms of the debt, which approximates the effective-interest method. For the year ended September 30, 2014, the Company recorded amortization of the debt discount of $19,566. The balance of the debt discount was $80,434 at September 30, 2014.

NOTE 6 – LOAN FROM RELATED PARTY

Instacash Related Loans

As of September 30, 2014, the Company, through its Instacash subsidiary, had loans from related parties that included an unsecured comprise of a five-year loan agreement dated July 15, 2011 for $150,000 AUD loan from Hancore Pty Ltd. to Instacash and a $230,000 AUD loan dated September 30, 2014 from Warren Sheppard to Instacash. The Hancore loan was unsecured and had a 20 percent per annum interest rate.  The Sheppard note was unsecured and was interest free.  Both the Hancore and President notes were issued in Australian dollars and were converted into U.S. dollars for reporting purposes. The Company also had a $500,000 promissory note with Hancore Pty Ltd. resulting from the Company’s acquisition of Instacash on October 15, 2013.

As of February 28, 2015, the Company disposed of Instacash and the $500,000 promissory note by selling Instacash to Hancore Pty Ltd in exchange for cancelation of the $500,000 promissory note.  Pursuant to ASC 210-20 the Company settled the debt in a legally binding agreement thus allowing us to remove the $500,000 liability as described in the footnotes of the financial statements.  Since the $500,000 was eliminated in consolidation on the Company’s financials, extinguishment of the debt on the two individual company balance sheets did not result in a gain or loss on the consolidated statement level.  Furthermore, the loans to Instacash from Hancore and Warren Sheppard in the amounts of $150,000 AUD and $230,000respectively, were removed from the balance sheet as they were both Instacash obligations and the Company no longer consolidates with Instacash. The Company followed accounting guidance under ASC 350 and ASC 805 and ASC 820.

F-16

Remaining Related Party Loans

On March 31, 2014, the Company issued a 12.50% Convertible Promissory Note due March 31, 2015 with a principal amount of $157,500 (the "March 2014 Note") for cash. Interest on the March 2014 Note is accrued annually effective from March 31, 2014 forward. The March 2014 Note is unsecured. The note is convertible into common stock at a price of 50 percent of the average closing bid price, determined on the then current trading market for the ten business days prior to the conversion date.

The embedded conversion feature of the March 2014 Notes was recorded as derivative liabilities in accordance with relevant accounting guidance due to the variable conversion price of the March 2014 Notes.  The fair value on the grant date of the embedded conversion feature of the convertible debt was $305,039 as computed using the Black-Scholes option pricing model.

The Company established a debt discount of $157,500, representing the value of the embedded conversion feature inherent in the convertible debt, as limited to the face amount of the debt. The debt discount is being amortized over the life of the debt using the straight-line method over the terms of the debt, which approximates the effective-interest method. For the year ended September 30, 2014, the Company recorded amortization of the debt discount of $78,966. The balance of the debt discount was $78,534 at September 30, 2014.

On June 30, 2014, the Company issued a 12.50% Convertible Promissory Note due June 30, 2015 with a principal amount of $110,741 (the "June 2014 Note") for cash. Interest on the June 2014 Note is accrued annually effective from June 30, 2014 forward. The June 2014 Note is unsecured.  The note is convertible into common stock at a price of 50 percent of the average closing bid price, determined on the then current trading market for the ten business days prior to the conversion date.

The embedded conversion feature of the June 2014 Note was recorded as derivative liabilities in accordance with relevant accounting guidance due to the variable conversion price of the June 2014 Note.  The fair value on the grant date of the embedded conversion feature of the convertible debt was $213,207 as computed using the Black-Scholes option pricing model.

The Company established a debt discount of $110,741 representing the value of the embedded conversion feature inherent in the convertible debt, as limited to the face amount of the debt. The debt discount is being amortized over the life of the debt using the straight-line method over the terms of the debt, which approximates the effective-interest method. For the year ended September 30, 2014, the Company recorded amortization of the debt discount of $27,913. The balance of the debt discount was $82,828 at September 30, 2014.

On September 30, 2014, the Company issued a 12.50% Convertible Promissory Note due September 30, 2015 with a principal amount of $98,575 (the "September 2014 Note") for cash. Interest on the September 2014 Note is accrued annually effective from September 30, 2014 forward. The September 2014 Note is unsecured. The note is convertible into common stock at a price of 50 percent of the average closing bid price, determined on the then current trading market for the ten business days prior to the conversion date.

The embedded conversion feature of the September 2014 Notes was recorded as derivative liabilities in accordance with relevant accounting guidance due to the variable conversion price of the September 2014 Note.  The fair value on the grant date of the embedded conversion feature of the convertible debt was $181,771 as computed using the Black-Scholes option pricing model.

The Company established a debt discount of $98,575 representing the value of the embedded conversion feature inherent in the convertible debt, as limited to the face amount of the debt. The debt discount is being amortized over the life of the debt using the straight-line method over the terms of the debt, which approximates the effective-interest method. For the year ended September 30, 2014, the Company recorded amortization of the debt discount of $0. The balance of the debt discount was $98,575 at September 30, 2014.

As of September 30, 2014 and 2013, cumulative interest of $96,579 and $0 respectively, has been accrued on these notes.

Furthermore, from time to time, Warren Sheppard has provided zero interest loans to the Company (and to Instacash as described above).  These non-convertible, zero interest loans totaled $160,512 as of March 31, 2015 and $339,920 as of September 30, 2015.

Related party loans with CEO and Director of Kibush Capital Corporation as of September 30, 2014 and March 31, 2015 are as follows:

September 30, 2014
Note face amount
Debenture WS 31.03.14	$157,500
Debenture WS 30.06.14	$110,741
Debenture WS 30.09.14	$98,575
Debt Discount Debenture WS 3/31/14	(78,534)
Debt Discount Debenture WS 6/30/14	(82,828)
Debt Discount Debenture WS 9/30/14	(98,575)
WS Loans (incl. Instacash loans)	$339,920
Total	$446,799

March 31, 2015
Note face amount
Debenture WS 03.31.14	$157,500
Debenture WS 06.30.14	$110,741
Debenture WS 09.30.14	$98,575
WS Loan	$160,512
Total	$527,328

F-17

NOTE 7 – STOCKHOLDER’S DEFICIT

Common Stock

On August 22, 2013, the Company’s Board authorized a 225:1 reverse stock split. All share and per share data in the accompanying financial statements and footnotes has been adjusted retrospectively for the effects of the stock split.

On October 12, 2013, the Company issued by directors resolution, 10,000,000 shares of newly issued common stock for the purchase of a Memorandum of Understanding (dated September 2, 2013) from a related company (Five Arrows Limited); which gave Kibush Capital Corporation the right to acquire 80% ownership in Instacash Pty Ltd, an Australian Currency Services provider, and corporate trustee of the Instacash Trust. As this transaction was with a related party, the value was recorded at the par value of the stock i.e. $0.001 per share of common stock.

Between October 23, 2013 and September 30, 2014, the Company issued a total of 3,274,000 shares of common stock upon the requests from convertible note holders to convert principal totaling $3,274 into the Company’s common stock based on the terms set forth in the loans. The conversion rate was $0.001.

On February 28, 2014, the Company issued by director’s resolution, 40,000,000 shares of newly issued common stock to conclude a Assignment and Bill of Sale (dated February 14, 2014) from a related company (Five Arrows Limited); which gave Kibush Capital Corporation the right to enter into a Joint Venture contract with the leaseholders of certain Mining Leases in Papua New Guinea. As this transaction was with a related party, the value was recorded at par value of the stock i.e. $0.001 per share of common stock.

Between November 1, 2014 and March 31, 2015, the Company issued a total of 4,560,000 shares of common stock upon the requests from convertible note holders to convert principal totaling $3,274 into the Company’s common stock based on the terms set forth in the loans. The conversion rate was $0.001.

Preferred Stock

Preferred stock includes 50,000,000 shares authorized at $0.001 par value, of which 10,000,000 have been designated Series A. 3,000,000 Series A are issued and outstanding as of September 30, 2014 and March 31, 2015.

NOTE 8 – INCOME TAXES

The provision/(benefit) for income taxes for the year ended September 30, 2014 and 2013 and the interim period ended March 31, 2015 was as follows (assuming a 15% effective tax rate):

	March 31,	September 30,
	2015	2014	2013
Current Tax Provision
Federal-
Taxable income	$-	$-	$-
Total current tax provision	-	-	-
	$-	$-	$-

Deferred Tax Provision
Federal-
Loss carry forwards	$130,460	$263,821	$16,275
Change in valuation allowance	(130,460)	(263,821)	(16,275)
Total deferred tax provision	$-	$-	$-

The Company had deferred income tax assets as of March 31, 2015, September 30, 2014 and September 30, 2013 as follows:

	March 31,	September 30,
	2015	2014	2013
Loss carry forwards	$1,690,582	$1,560,122	$1,296,301
Less - Valuation allowance	$-1,690,582	$-1,560,122	$-1,296,301
	$-	$-	$-

F-18

The Company provided a valuation allowance equal to the deferred income tax assets for period ended September 30, 2014 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of September 30, 2014, the Company had approximately $10,332,404 in tax loss carryforwards that can be utilized future periods to reduce taxable income, and the carryforward incurred for the year ended September 30, 2014 will expire by the year 2034. The cumulative net operating loss carry-forward is $11,072,141 at March 31, 2015, and will begin to expire in the year 2034.

The Company did not identify any material uncertain tax positions. The Company did not recognize any interest or penalties for unrecognized tax benefits.

The federal income tax returns of the Corporation are subject to examination by the IRS, generally for three years after they are filed.

NOTE 9 – RELATED PARTY TRANSACTIONS

Details of transactions between the Corporation and related parties are disclosed below.

The following entities have been identified as related parties:

●	Warren Sheppard - President and Director

●	Javathyme, Inc - Wholly owned subsidiary

●	Instacash (Pty) Ltd and Instacash Trust - 80 percent owned subsidiary

●	Five Arrows Limited - Common director

●	New World Distilleries - Common director

●	Vincent Appo – Operations Manager, Director & 10% shareholder of subsidiary, Aqua Mining

●	Hancore Pty Ltd – Director, 100% shareholder

The following transactions were carried out with related parties:

	March 31, 2015	September 30, 2014	September 30, 2013

Loan from related party - unsecured loan (a)	$512,723	$339,920	$-
Convertible loans (b)	184,166	366,816	-
Loan from related party	$696,889	$706,736	$-

(a) From time to time, the president and stockholder of the Company provides advances to the Company for its working capital purposes. These advances bear no interest and are due on demand.

(b) See Note 6 for details of Convertible notes.

NOTE 10 – BUSINESS COMBINATIONS

Set out below are the controlled and non-controlled members of the group between September 30, 2013 and March 31, 2015, which, in the opinion of the directors, are material to the group. The subsidiaries as listed below have share capital consisting solely of ordinary shares, which are held directly by the Company; the country of incorporation is also their principal place of business.

Name of Entity	Country of Incorporation	Acquisition Date	Voting Equity Interests	Nature of Relationship
Javathyme, Inc	U.S.A.	31-Jan-12	100%	Note 1
Instacash Pty Ltd and Instacash Trust	Australia	10-Oct-13	80%	Note 2
Papua New Guinea Alluvial Gold Mining Venture	Papua New Guinea	28-Feb-2014	70%	Note 3
Angel Jade Pty Ltd.	Australia	December 10, 2014	51%	Note 4

Angel Jade Pty Ltd.	Australia	November 6, 2014	increased to 70%	Note 4

Aqua Mining, Limited	Papua New Guinea	May 26, 2014	49%	Note 5

Aqua Mining, Limited	Papua New Guinea	March 23, 2015	increased to 90%	Note 5

F-19

Note 1: Javathyme, Inc was incorporated by Kibush Capital Corporation on January 31, 2005 and traded in coffee and spices. The Company ceased trading on March 31, 2013 and was subsequently dissolved on September 27, 2013.

Note 2: The Instacash Group consists of The Instacash Trust (an Australian Unit Trust) and Instacash (Pty) Ltd (the Australian Corporate Trustee Company). Instacash Trust operates as an Australian currency service provider, trading through its Corporate Trustee Company, Instacash (Pty) Ltd.

On October 12, 2013, the Company issued by directors resolution, 10,000,000 shares of newly issued common stock for the purchase of a Memorandum of Understanding (“MOU”), dated September 2, 2013 from a related company; which gave Kibush Capital Corporation the right to acquire 80% ownership in Instacash Pty Ltd, an Australian Currency Services provider. The fair value of the consideration paid for this acquisition was the fair market value of business combinations relying on ASC 805.

On October 10, 2013, the Company acquired 48 newly issued shares of common stock in Instacash (Pty) Ltd and 800 units in the Instacash Unit Trust, through signing a stock purchase agreement, for consideration of $500,000 paid through the issuance of a four-month promissory note, giving the Company 80% control over the two entities.

Note 3: On February 14, 2014, the Company entered into an Assignment and Bill of Sale with Five Arrows Limited (“Five Arrows”) pursuant to which Five Arrows agreed to assign to the Company all of its right, title and interest in two 50 ton per hour trammels, one 35 ton excavator, a warehouse/office, a concrete processing apron and four 35 ton per hour particle concentrators for use in our mining exploration. See Exhibit 10.5. In consideration, the Company issued 40,000,000 shares of its common stock to Five Arrows. On February 28, 2014, the Company entered into a joint venture agreement with the holders of alluvial gold mining leases (“Leaseholders”) of Mining Leases covering approximately 26 hectares located at Koranga in Wau, Morobe Province, Papua, New Guinea for gold mining exploration (“Joint Venture Agreement”). The Joint Venture Agreement entitles the leaseholders to 30% and the Company to 70% of net profits from the joint venture. The Company will manage and carry out mining exploration at the site, including entering into contracts with third parties and subcontractors (giving priority to the Leaseholders and their relatives and the local community for employment opportunities and spin-off business) at its cost, and all assets, including equipment and structures built on the site, will be the property of the Company. The Leaseholders and the Company will each contribute 1% from their share of net profits to a trust account for landowner and government requirements.

As this transaction was with a related party, the fair value of the consideration paid for this acquisition was limited the carrying cost of the assets in the hands of Five Arrows.

Note 4: The Company acquired control of Angel Jade Pty Ltd., an Australian limited company (“Angel Jade”) through a series of transactions as follows: In October 2014, the Company negotiated the acquisition of a 50% interest in Angel Jade (which was 90,000,000 shares of common stock) from Five Arrows Limited in exchange for 14,000,000 shares of our common stock. However, this agreement was not formalized until December 10, 2014. On October 9, 2014, the Company acquired 3,673,470 shares of newly issued common stock of Angel Jade in exchange for $17,170 ($19,584 AUD). These two transactions combined were intended to provided Kibush Capital with exactly 51% of the common stock of Angel Jade and control of the that company. On November 6, 2014, the Company further increased its ownership of Angel Jade by purchasing an additional 45,918,300 shares of common stock directly from Angel Jade for $215,994 ($250,000 AUD) and by purchasing 18,367,350 share of common stock from Alexander King/Laima Trust for $86,398 ($100,000 AUD). The Company now owns approximately 70% share of the issued and outstanding shares of Angel Jade’s common stock which totals 229,591,770 shares. For the fiscal year ended September 30, 2014, Angel Jade had no revenues, $13,906 in assets and no liabilities. For the interim period ended March 31, 2015, Angel Jade had no revenues, $179,075 in assets and $397 in liabilities.

F-20

Note 5: On May 26, 2014, the Company and Vincent Appo formed Aqua Mining Limited, a Papua New Guinea limited company (“Aqua Mining”), with the Company acquiring 49% of the common stock of Aqua Mining and Mr. Appo acquiring 51% of the common stock of Aqua Mining. For the fiscal year ended September 30, 2014, Aqua Mining had no revenues, $18,565 in assets and $91,872 in liabilities. For the interim period ended March 31, 2015, Aqua Mining had no revenues, $46,755 in assets and $215,003 in liabilities.

On March 23, 2015, the Company increased its ownership in Aqua Mining PNG Limited from 49% to 90% in exchange for assignment of the Company’s entire interest in the Koranga Joint Venture to Aqua Mining. Now, Aqua Mining will manage and carry out the exploration at the site, including entering into contracts with third parties and subcontractors (giving priority to the Leaseholders and their relatives and the local community for employment opportunities and spin-off business) at its cost, and all assets, including equipment and structures built on the site, will be the property of the Company. The Leaseholders and Aqua Mining will each contribute 1% from their share of net profits to a trust account for landowner and government requirements.

NOTE 11 – STOCK WARRANTS.

In August 2014, the Company issued five-year warrants to purchase 800,000 shares of the Company’s common stock at $0.25 per share in connection with the 2014 Note and Warrant Purchase Agreement

NOTE 12 – SUBSEQUENT EVENTS

(a) Subsequent Events to the fiscal year ended September 30, 2014:

On September 30, 2014 the Company received a debt conversion notice to convert $560 of principal of the 2011 convertible promissory note (see Note 5). The debenture is convertible into 560,000 shares of common stock, at a conversion rate of .001.

Kibush disposed of its shareholding/units in Instacash as of February 27, 2015.

(b) Subsequent Events to the interim period ended March 31, 2015:

On March 22, 2015 Kibush increased its ownership in Aqua Mining PNG Limited from 49% to 90%, and it has rolled the Koranga Joint Venture into Aqua Mining

On March 16, 2015 Kibush took up the option to increase the shareholding in subsidiary Angel Jade from 51% to 70%. The original 51% was taken up via a purchase of shares October 9, 2014.

On April 29, 2015, the Company issued 3,001,702 shares of its common stock to Warren Sheppard (previously authorized by for issuance by the company on December 10, 2014) pursuant to his employment agreement.

Between April 1, 2015 and June 24, 2015, the Company issued a total of 4,000,000 shares of common stock upon the requests from convertible note holders to convert principal totaling $4,000 into the Company’s common stock based on the terms set forth in the loans. The conversion rate was $0.001.

F-21

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The Company has changed it principal accountant from Anton & Chia, LLP to Scrudato & Co., PA. The change was recommended and approved by the Company’s Board. Anton & Chia did not have an adverse opinion or any disagreements with the Company. Moreover, the Company has not previously expressed reliance on Anton & Chia in is prior financial reports (other than a previous Form 10 which was withdrawn).

Item 15. Financial Statements and Exhibits

(a) Financial Statements

Annual financial statements for the fiscal year ended September 30, 2014 (Audited) and unaudited statements for interim periods ending March 31, 2015.

●	Balance Sheets as of March 31, 2015, September 30, 2014 and September 30, 2013

●	Consolidated Statement of Operations for the years ended September 30, 2014 and September 30, 2013.

●	Consolidated Statements of Operation for the three months and six months ended March 31, 2015 and March 31, 2014.ž

●	Consolidated Statement of Stockholders’ Deficit for the years ended September 30, 2014 and September 30, 2014, and for the six months ended March 31, 2015.

●	Consolidated Statement of Cash Flows for the years ended September 30, 2014 and September 30, 2013, and for the six months ended March 31, 2015.

●	Notes to Financial Statements

(c) The exhibits listed below are filed as part of this Form 10.

Exhibit	Description

3.1	Articles of Incorporation dated January 5, 2005*

3.2	Certificate of Amendment dated February 4, 2005 changing the name to Paolo Nevada Enterprises, Inc.*

3.3	Articles of Merger dated August 18, 2006 between the Company Premier Platform Holding Company, Inc., a Colorado corporation*

3.4	Certificate of Amendment dated November 1, 2006 changing the name to David Loren Corp.

3.5	Amended and Restated Articles of Incorporation dated July 7, 2010*

3.6	Certificate of Amendment dated August 22, 2013 changing the name to Kibush Capital Corp. and authorizing a reverse split.*

3.7	By-laws*

4.1	Certificate of Designation, dated April 19, 2011.*

10.1	Stock Purchase Agreement dated June 20, 2013 by and among the Company, More Superannuation Fund and Beachwood Capital, LLC*

10.2	$32,000 Promissory Note issued to Hoboken Street Associates, dated May 1, 2011*

10.3	$48,000 Promissory Note issued to Hoboken Street Associates, dated January 2, 2012*

10.4	$12,000 Promissory Note issued to Hoboken Street Associates, dated January 3, 2013*

10.5	Assignment and Bill of Sale between the Company and Five Arrows Limited*

10.6	Koranga Joint Venture Agreement, dated February 28, 2014 between the Company and the leaseholders named therein*

10.7	Tribute Agreement for Aqua Mining dated December 12, 2014*

10.8	Assignment Agreement dated March 23, 2015 between the Company and Aqua Mining*

10.9	Angel Jade Stock Purchase Agreement dated December 10, 2014*

10.10	Angel Jade Share Purchase Agreement dated November 6, 2014*

10.11	Angel Jade share issuance authority dated November 6, 2014*

10.12	Employment Agreement, dated October 1, 2013 between the Company and Warren Sheppard*

34

10.13	Stock Purchase Agreement between Company and Instacash Pty Ltd. dated October 10, 2013.*

10.14	Deed of Trust between Instacash Pty Ltd and the subscribers named therein*

10.15	$500,000 Promissory Note issued to Instacash*

10.16	Promissory Note Extension between the Company and Instacash dated February 25, 2014*

10.17	Termination Promissory Note to Instacash*

10.18	Promissory Note Extension between the Company and Instacash dated February 25, 2014*

10.19	Warrant Purchase Agreement dated August 25, 2014*

21	List of Subsidiaries*

* Previously Filed

** Filed Herewith

35

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KIBUSH CAPITAL CORPORATION

Dated: March 25, 2016	By:	/s/ Warren Sheppard
	Name:	Warren Sheppard
	Title:	Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Warren Sheppard	Chief Executive Officer and Director	March 25, 2016
Warren Sheppard	(Principal Executive, Financial, and Accounting Officer)

36